Exhibit 10.1

$20,000,000 TERM LOAN CREDIT AGREEMENT

ARCH RESOURCES, INC., as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of February 8, 2024

Page

Article 1 CERTAIN DEFINITIONS1

1.1 Certain Definitions1

1.2 "Construction"45

1.3 "Accounting Principles; Changes in GAAP"46

1.4 Benchmark Replacement Notification46

1.5 Limited Condition Acquisitions.47

Article 2 [Reserved]48

Article 3 TERM LOANS48

3.1 Term Loan Commitments48

3.2 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.48

3.3 Defaulting Lenders.49

3.4 Refinancing Facility.50

Article 4 INTEREST RATES52

4.1 Interest Rate Options52

4.2 Conforming Changes Relating to the Term SOFR Rate52

4.3 Interest After Default53

4.4 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.53

4.5 Selection of Interest Rate Options59

Article 5 PAYMENTS; Taxes; Yield maintenance59

5.1 Payments59

5.2 Voluntary Prepayments.60

5.3 Mandatory Prepayments61

5.4 Pro Rata Treatment of Lenders61

5.5 Sharing of Payments by Lenders61

5.6 Administrative Agent’s Clawback.62

5.7 Interest Payment Dates63

5.8 Increased Costs.63

5.9 Taxes.64

5.10 Indemnity68

5.11 Replacement of a Lender69

5.12 Designation of a Different Lending Office70

Article 6 REPRESENTATIONS AND WARRANTIES70

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(continued)

Page

6.1 Organization and Qualification70

6.2 Shares of Borrower; Subsidiaries; and Subsidiary Shares71

6.3 Power and Authority71

6.4 Validity and Binding Effect71

6.5 No Conflict72

6.6 Litigation72

6.7 Financial Statements.72

6.8 Margin Stock72

6.9 Full Disclosure73

6.10 Taxes73

6.11 Patents, Trademarks, Copyrights, Licenses, Etc.73

6.12 Liens in the Collateral73

6.13 Insurance74

6.14 ERISA Compliance74

6.15 Employment Matters75

6.16 Environmental and Safety Matters75

6.17 Title to Real Property76

6.18 Status of Pledged Collateral77

6.19 Consents and Approvals77

6.20 No Event of Default; Compliance With Instruments and Material Contracts77

6.21 Compliance with Laws77

6.22 Investment Companies78

6.23 Surety Bonds78

6.24 Coal Supply Agreements78

6.25 Solvency78

6.26 Sanctions78

6.27 Anti-Corruption Laws78

6.28 Certificate of Beneficial Ownership79

Article 7 CONDITIONS OF LENDING79

7.1 Conditions of Lending.79

Article 8 AFFIRMATIVE COVENANTS81

8.1 Preservation of Existence, Etc.81

8.2 Payment of Liabilities, Including Taxes, Etc.82

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(continued)

Page

8.3 Maintenance of Insurance82

8.4 Maintenance of Properties and Leases82

8.5 Inspection Rights83

8.6 Keeping of Records and Books of Account83

8.7 Compliance with Laws; Use of Proceeds.83

8.8 Additional Subsidiaries, Collateral; Further Assurances.84

8.9 Sanctions and other Anti-Money Laundering Laws; Anti-Corruption Laws86

8.10 Environmental Health and Safety Matters87

8.11 Subordination of Intercompany Loans87

8.12 [Reserved]87

8.13 Organizational Changes87

8.14 Keepwell87

8.15 Reporting Requirements88

8.16 Certificates; Notices; Additional Information89

8.17 Post-Closing Covenants91

Article 9 NEGATIVE COVENANTS92

9.1 Indebtedness92

9.2 Liens; Negative Pledge95

9.3 Loans and Investments96

9.4 Dividends and Related Distributions98

9.5 Payment of Other Debt.99

9.6 Liquidations, Mergers, Consolidations, Acquisitions99

9.7 Dispositions of Assets or Subsidiaries101

9.8 Affiliate Transactions102

9.9 Subsidiaries, Partnerships and Joint Ventures103

9.10 Continuation of or Change in Business104

9.11 Fiscal Year104

9.12 Sale and Leaseback Transactions104

9.13 Changes in Organizational Documents and Loan Party Information104

9.14 Transactions With Respect to the Bonding Subsidiaries104

9.15 Maximum Total Leverage Ratio105

9.16 Minimum Interest Coverage Ratio105

9.17 Minimum Liquidity105

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(continued)

Page

9.18 No Restriction in Agreements on Dividends or Certain Loans105

9.19 Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws105

Article 10 DEFAULT106

10.1 Events of Default.106

10.2 Consequences of Event of Default.109

Article 11 THE ADMINISTRATIVE AGENT111

11.1 Appointment and Authority111

11.2 Rights as a Lender111

11.3 Exculpatory Provisions.112

11.4 Reliance by Administrative Agent113

11.5 Delegation of Duties113

11.6 Resignation of Administrative Agent.113

11.7 Non-Reliance on Administrative Agent and Other Lenders114

11.8 No Other Duties, Etc.115

11.9 [Reserved]115

11.10 Administrative Agent May File Proofs of Claim115

11.11 Collateral, Guaranty and Intercreditor Matters.116

11.12 No Reliance on Administrative Agent’s Customer Identification Program117

11.13 Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products117

11.14 ERISA Matters118

11.15 Erroneous Payments.119

Article 12 MISCELLANEOUS121

12.1 Modifications, Amendments or Waivers121

12.2 No Implied Waivers; Cumulative Remedies123

12.3 Expenses; Indemnity; Damage Waiver.123

12.4 Holidays125

12.5 Notices; Effectiveness; Electronic Communication125

12.6 Severability127

12.7 Duration; Survival127

12.8 Successors and Assigns.127

12.9 Confidentiality.132

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(continued)

Page

12.10 Counterparts; Integration; Effectiveness; Electronic Execution.133

12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.133

12.12 Acknowledgement of Mutual Negotiations and Intercreditor Agreements.135

12.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions135

12.14 USA PATRIOT Act Notice135

12.15 Acknowledgement Regarding Any Supported QFCs136

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)-COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(C)-EXCLUDED PROPERTY

SCHEDULE 1.1(D)-PERMITTED LIENS

SCHEDULE 1.1(E)-NON-GUARANTOR SUBSIDIARIES

SCHEDULE 6.2-SUBSIDIARIES

SCHEDULE 6.6-LITIGATION

SCHEDULE 6.10-TAXES

SCHEDULE 6.13-INSURANCE

SCHEDULE 6.16-ENVIRONMENTAL DISCLOSURES

SCHEDULE 6.18-PLEDGED EQUITY INTERESTS

SCHEDULE 8.17-POST CLOSING MATTERS

SCHEDULE 9.1-EXISTING INDEBTEDNESS

SCHEDULE 9.3-EXISTING INVESTMENTS

SCHEDULE 9.7-DISPOSITIONS

SCHEDULE 9.8-AFFILIATE TRANSACTION

SCHEDULE 9.18-RESTRICTIVE AGREEMENTS

EXHIBITS

EXHIBIT A-ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B-GUARANTY JOINDER

EXHIBIT C-TERM NOTE

EXHIBIT D-PERFECTION CERTIFICATE

EXHIBIT E-COMPLIANCE CERTIFICATE

EXHIBIT F-SOLVENCY CERTIFICATE

EXHIBIT P-1-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT P-2-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT P-3-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT P-4-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of February 8, 2024, and is made by and among ARCH RESOURCES, INC., a Delaware corporation (the "Borrower"), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined).

The Borrower has requested the Lenders to provide a $20,000,000 term loan facility.  In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Article 1
CERTAIN DEFINITIONS
1.1Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

"ABL Agent" means the administrative agent and collateral agent under any ABL Credit Agreement, together with its successors and assigns in such capacities.  As of the date hereof, the "ABL Agent" is Regions Bank, as administrative agent and collateral agent under the Existing ABL Credit Agreement.

"ABL Credit Agreement" means the collective reference to any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument, in each case, evidencing or governing the terms of any inventory- and/or receivables-based Debt facility or other financial accommodation incurred in connection therewith, and any Permitted Refinancing of such Debt, and other obligations outstanding under any of the foregoing agreements or instruments, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder and under the ABL Intercreditor Agreement (if any).  Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then extant.  As of the date hereof, the "ABL Credit Agreement" means the Existing ABL Credit Agreement.

"ABL Documents" means the "Loan Documents" as defined in the Existing ABL Credit Agreement (or any comparable definition in any other ABL Credit Agreement).

"ABL Facility" means any facility provided by the lenders or issuing banks pursuant to an ABL Credit Agreement.

"ABL Intercreditor Agreement" means (i) the Existing ABL Intercreditor Agreement or (ii) any other intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent governing the priority of the Liens on the Collateral securing the Obligations, on the one hand, and the ABL Obligations, on the other hand, and, among other things, providing that Liens on all or a portion of the assets constituting ABL Priority Collateral that secure the ABL Obligations are senior to the Liens on such Collateral that secure the Obligations, to be entered into in connection with any ABL Facility, between the Administrative Agent and the ABL

Agent and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"ABL Obligations" has the meaning of "ABL Debt" specified in the Existing ABL Intercreditor Agreement (or any comparable definition in any other ABL Intercreditor Agreement).

"ABL Priority Collateral" has the meaning specified in the Existing ABL Intercreditor Agreement (or any comparable definition in any other ABL Intercreditor Agreement).

"ABL Specified Collateral" means (a) cash and Permitted Investments, and deposit accounts and securities accounts containing solely such cash and Permitted Investments, that (i) cash collateralize (x) letters of credit issued under the ABL Documents, (y) defaulting lender participations in letters of credit, swingline loans or protective advances under the ABL Documents, or (z) returned or charged-back items under the ABL Documents, or (ii) constitute "Qualified Cash" (as defined in the ABL Credit Agreement, or any comparable definition) and (b) "as-extracted collateral" as defined in the UCC.

"Active Operating Properties" means all property which is the subject of outstanding Environmental Health and Safety Permits issued to any Loan Party or any Subsidiary of any Loan Party.

"Administrative Agent" means PNC Bank, National Association, in its capacity as administrative agent and collateral agent hereunder or any successor administrative agent and collateral agent.

"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent Parties" means as is specified in Section 12.5(d)(ii).

"Agreement" means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

"Anti-Corruption Laws" means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

"Anti-Money Laundering Laws" means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

"Applicable Intercreditor Agreement" has the meaning specified in Section 11.11(c).

"Applicable Margin" means three percent (3.0%) per annum with respect to the Term SOFR Rate Option and two percent (2.0%) per annum with respect to the Base Rate Option

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption Agreement" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Authorized Officer" means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).

"Base Rate" means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.  Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs] or Section 4.4(b) [Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

"Base Rate Loan" means a Term Loan bearing interest at the Base Rate plus the Applicable Margin.

"Base Rate Option" means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(d)(i) [Term Loan Base Rate Option].

"Benchmark Replacement" means as is specified in Section 4.4(b) [Benchmark Replacement Setting].

"Beneficial Owner" means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

"Benefit Arrangement" means an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or contributed to by any member of the ERISA Group.

"Black Lung Act" means, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

"Blocked Property" means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise would cause a violation by the Lenders or Administrative Agent of any applicable Sanctions if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

"Bonding Subsidiary" means a Subsidiary of the Borrower the sole purpose of which is to own a leasehold interest in a coal lease where the lessor thereof is a Person who is not an Affiliate of the Borrower (but not to operate any Mining Operations thereon) and to enter into surety or similar arrangements to provide payment assurances to the lessor thereof related to the cost of acquiring such leasehold interest and any bonus bid and royalty payments thereunder, and Bonding Subsidiaries shall mean, collectively, each and every Bonding Subsidiary.

"Borrower" means as is specified in the introductory paragraph.

"Borrowing Date" means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

"Borrowing Tranche" means specified portions of Term Loans consisting of simultaneous loans under the same Interest Rate Option, and having the same Interest Period.  For the avoidance of doubt, all Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

"Business Day" means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term "Business Day" means any such day that is also a U.S. Government Securities Business Day.

"Capital Expenditures" means any expenditure that, in accordance with GAAP, is or should be included in "purchase of property and equipment" or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

"Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Management Bank" means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.

"CEA" means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

"Certificate of Beneficial Ownership" means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

"CFTC" means the Commodity Futures Trading Commission.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to

Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

"Change of Control" shall have the meaning specified in Section 10.1(j).

"CIP Regulations" means as is specified in Section 11.12 [No Reliance on Administrative Agent’s Customer Identification Program].

"Closing Date" means February 8, 2024.

"Coal Act" means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

"Coal Supply Agreement" means with respect to the Borrower or any of its Subsidiaries an agreement or contract in effect on the Closing Date or thereafter entered into for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

"Code" means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

"Collateral" means all of the "Collateral" and "Pledged Collateral" as defined in any Collateral Document and all other assets that become subject to (or purported to be subject to) the Liens created by the Collateral Documents from time to time.

"Collateral Documents" means the Security Agreement, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreements, and any other agreement, document or instrument granting a Lien in Collateral in favor of the Administrative Agent for the benefit of the Secured Parties.

"Commitment" means, as to any Lender, its Term Loan Commitment and Commitments means the aggregate of the Term Loan Commitments of all of the Lenders.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Communications" means as is specified in Section 12.5(d)(ii) [Platform].

"Compliance Authority" means (a) the United States government, including, without limitation, the U.S. Department of State, and the U.S. Department of the Treasury and its Office of Foreign Assets Control; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; and (e) the United Nations Security Council.

"Compliance Certificate" means as is specified in Section 8.16(a) [Certificate of the Borrower].

"Conforming Changes" means, with respect to the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "Interest Period," the definition of "U.S. Government Securities Business Day," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated EBITDA" for any period of determination shall mean with respect to the Borrower and its consolidated Subsidiaries for such period of determination: (a) Consolidated Net Income, plus (b) the sum of the following, without duplication and to the extent deducted in determining Consolidated Net Income: (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees, and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles, other long-lived assets, the impact of purchase accounting and asset retirement obligations accretion expenses, but excluding any such non-cash charge that represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (iv) non-cash debt extinguishment costs, (v) non-cash impairment charges or asset write-offs and non-cash charges, including non-cash charges due to cumulative effects of changes in accounting principles (but excluding any such non-cash charge that represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), and (vi) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents, plus (c) cash dividends or distributions received from Affiliates (other than received from the Borrower or any Subsidiary of the Borrower) to the extent not included in determining Consolidated Net Income, minus (d) the sum of the following, without duplication and to the extent included in determining Consolidated Net Income, (i) non-cash debt extinguishment gains and (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in a prior period under this Agreement), including non-cash gains due to cumulative effects of changes in accounting principles and income tax benefits All items included in the definition of Consolidated EBITDA shall be determined in each case for the applicable Person for the period of determination on a consolidated basis in accordance with GAAP.

For purposes of determining the Total Net Leverage Ratio under this Agreement, in the event that the Borrower or any Subsidiary of the Borrower:

A.acquires in a Permitted Acquisition, or any other acquisition or Investment permitted hereunder with an aggregate fair market value (as reasonably determined by the Borrower in good faith) in excess of $3,000,000 (the "Acquired Person") during any period of determination, then Consolidated EBITDA of the Borrower and its Subsidiaries shall be increased for such period of determination by the Consolidated EBITDA of the Acquired Person, subject to the following:

(1)the Consolidated EBITDA of the Acquired Person shall be based upon financial statements reasonably acceptable to the Administrative Agent (the "Acquired Person’s Consolidated EBITDA"); and

(2)the Permitted Acquisition of the Acquired Person shall be deemed to have occurred on the first day of the period of determination with the Acquired Person’s Consolidated EBITDA for periods prior to the actual date of the consummation of such acquisition based upon the Acquired Person financial statements and in an amount and calculated in a manner reasonably acceptable to the Administrative Agent and with Acquired Person’s Consolidated EBITDA for periods on or after the date of consummation of such Permitted Acquisition based upon the actual operating results of the Acquired Person after giving effect to such Permitted Acquisition; or

B.Disposes of any assets with an aggregate fair market value (as reasonably determined by the Borrower in good faith) in excess of $3,000,000 pursuant to Section 9.7 of this Agreement, then Consolidated EBITDA of the Borrower and its Subsidiaries shall, with respect to such dispossessed assets, shall be increased or decreased, as applicable, for such period of determination by the Consolidated EBITDA attributable to such dispossessed assets, subject to the following:

(1)the Consolidated EBITDA attributable to such assets shall be based upon financial statements reasonably acceptable to the Administrative Agent (the "Dispossessed Business Consolidated EBITDA"); and

(2)the Disposition of such assets shall be deemed to have occurred on the first day of the period in which such Disposition occurred and calculated in a manner reasonably acceptable to the Administrative Agent and with the applicable Dispossessed Business Consolidated EBITDA based upon the actual operating results of such dispossessed business.

"Consolidated Interest Expense" means, for any Measurement Period, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis, net of interest income of the Borrower and its Subsidiaries on a consolidated basis; provided that "Consolidated Interest

Expense" shall exclude one-time financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions, and expenses and, in each case, the amortization thereof.

"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (i) the effect of non-cash compensation expenses related to common stock and other equity securities issued to employees, (ii) extraordinary or non-recurring gains and extraordinary or non-recurring losses for such Measurement Period, (iii) gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations), (iv) equity earnings or losses of Affiliates (other than earnings or losses of the Borrower or any Subsidiary of the Borrower (but subject to the immediately succeeding clause (v) in the case of Subsidiaries)), (v) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (vi) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (v) of this proviso).

"Consolidated Net Tangible Assets" means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Borrower and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Borrower or the relevant Subsidiary beyond, twelve months from the date of determination) and (ii) the total of the net book values of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

"Consolidated Working Capital" means, at any date, the excess of (i) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding, without duplication, (a) the current portion of Debt and (b) all Debt consisting of revolving loans, letter of credit and bankers’ acceptance obligations; provided that increases or decreases in Consolidated Working Capital shall be (a) calculated without regard to any changes in current assets or current liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting, (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedging Transactions or (iv) any impact of foreign exchange translations and (b) adjusted to eliminate any distortion resulting from mergers, acquisitions and dispositions occurring during the applicable period.

"Contamination" means the presence or Release or threat of Release of Hazardous Materials in, on, under or emanating to or from the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, which pursuant to Environmental Health and Safety Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Health and Safety Laws requires performance of a Remedial Action or which otherwise constitutes a violation of Environmental Health and Safety Laws.

"Contractual Obligation" means as to any Person, any provisions of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Covered Entity" means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral hereunder; and (c) each Person that, directly or indirectly, controls a Person described in clauses (a) or (b) above.

"Cumulative Amount" means, at any time (the "Cumulative Amount Reference Time"), an amount (which shall not be less than zero) equal to, without duplication:

(i) $25,000,000; plus
(ii) (x) the cumulative amount of Excess Cash Flow of the Borrower and its Subsidiaries for all fiscal years completed after the Closing Date (commencing with the portion of fiscal year 2024) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Term Loans in accordance with Section 5.1 or any other pari passu Debt (including the Tax Exempt Bonds or any Refinancing Notes) in accordance with the terms thereof (but excluding for purposes of this clause (y) any portion of such Excess Cash Flow with respect to which such prepayment has been waived by the Lender or other holder of such Debt entitled thereto); plus
(iii) [Reserved]; minus
(iv) the aggregate amount of any Restricted Payment made pursuant to Section 9.4(a), payments of subordinated Debt pursuant to Section 9.4(c) and any Investments made pursuant to

Section 9.3(vii) during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iv), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).

"Cumulative Amount Reference Time" shall have the meaning specified in the definition of "Cumulative Amount."

"Daily Simple SOFR" means, for any day (a "SOFR Rate Day"), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the "SOFR Determination Date") that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time.  If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of "SOFR"; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

"Debt" shall mean for any Person as of any date of determination the sum, without duplication, of any and all indebtedness, obligations or liabilities of such Person for or in respect of: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness), (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases, conditional sales agreements, deferred purchase price of property or services and indebtedness secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit, (v) all indebtedness and other obligations of each Securitization Subsidiary in respect of any Permitted Receivables Financing, (vi) all payments such Person would have to make in the event of an early termination, on the date such Debt is being terminated, in respect of outstanding Hedging Transactions, (vii) all obligations of such Person in respect of Disqualified Equity Interests or (viii) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guaranties by such Person (the "Guarantying

Person") of Debt described in clauses (i) through (vii) above of other Persons (each such other Person being a "Primary Obligor" and the obligations of a Primary Obligor which are subject to a Guaranty by a Guarantying Person being "Primary Obligations") (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guaranty by the Guarantying Person of the Primary Obligations of the Primary Obligor shall not constitute Debt).  It is expressly agreed that obligations in respect of any current trade liabilities (which are incurred in the ordinary course of business and which are not represented by a promissory note or other evidence of indebtedness) and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business shall not be deemed "Debt" for purposes hereof.  For purposes of determining the Debt outstanding at any time under any Permitted Receivables Financing, the amount of such outstanding Debt shall equal the sum of (i) either (x) the drawn amount of commitments that has been invested in receivables under the Existing Receivables Financing (or any similarly structured Permitted Receivables Financing) at such time or (y) the principal amount of loans under an alternatively structured Permitted Receivables Financing at such time, plus (ii) the sum of the undrawn amounts of letters of credit issued thereunder at such time.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Defaulting Lender" means, subject to Section 3.3(e) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.3(e) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower and each Lender.

"Designated Non-Cash Consideration" means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition that is so designated as "Designated Non-Cash Consideration."

"Dispose" or "Disposition" has the meaning specified in Section 9.7.

"Disqualified Equity Interests" means any equity interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, or require the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety-one (91) days after the Latest Maturity Date (determined as of the date of issuance thereof), or (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any equity interests referred to in (a) above, in each case at any time prior to the date that is ninety-one (91) days after the Latest Maturity Date (determined as of the date of issuance thereof).  Notwithstanding the foregoing, any equity interests that would constitute Disqualified Equity Interests solely because holders of the equity interests have the right to require the issuer of such equity interests to repurchase such equity interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such equity interests provide that the issuer may not repurchase or redeem any such equity interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

"Dollar", "Dollars", "U.S. Dollars" and the symbol "$" means, in each case, lawful money of the United States of America.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

"Effective Federal Funds Rate" means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Effective Federal Funds Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Effective Federal Funds Rate" for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced.  Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

"Eligibility Date" means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv) [Assignment and Assumption Agreement], (v) [No Assignment to Certain Persons] and (vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 12.8(b)(iii) [Required Consents]).

"Eligible Contract Participant" means an "eligible contract participant" as defined in the CEA and regulations thereunder.

"Environmental Health and Safety Claim" means any administrative, regulatory or judicial action, suit, claim, written notice of non-compliance or violation, written notice of investigation, written notice of liability or potential liability, or proceeding relating in any way to any Environmental Health and Safety Laws, any Environmental Health and Safety Permit, any Hazardous Materials, any Contamination, or the performance of any Remedial Action.

"Environmental Health and Safety Laws" means, collectively, any federal, state, local or foreign statute, Law (including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq., the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Wild and Scenic Rivers Act, 16 U.S.C. §§ 12711278, each as amended, or any equivalent state or local statute, and any amendments thereto), code, consent decree, settlement agreement, directive or any binding judicial or agency interpretation, policy or guidance, in each case regulating: (a) pollution or pollution control; (b) Contamination or Remedial Actions; (c) protection of human health from exposure to Hazardous Materials; (d) protection of natural resources or the environment, including endangered or threatened species or Environmentally Sensitive Areas; (e) employee health safety in the workplace and the protection of employees from exposure to Hazardous Materials in the workplace (but excluding workers compensation and wage and hour laws); and (f) the presence, use, management, generation, manufacture, processing, extraction, mining, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or Release or threat of Release of Hazardous Materials.

"Environmental Health and Safety Orders" means all decrees, orders, directives, judgments, opinions, rulings writs, injunctions, settlement agreements or consent orders issued by or entered into with an Official Body relating or pertaining to Contamination, Environmental Health and Safety Laws, Environmental Health and Safety Permits, Hazardous Materials or Remedial Actions.

"Environmental Health and Safety Permit" means any applicable Permit required under any of the Environmental Health and Safety Laws.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Health and Safety Law, Environmental Health and Safety Permit, or Environmental Health and Safety Orders, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmentally Sensitive Area" means (i) any wetland as defined by applicable Environmental Health and Safety Laws; (ii) any area designated as a coastal zone pursuant to applicable Environmental Health and Safety Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Environmental Health and Safety Laws; (iv) habitats of endangered species or threatened species as designated by applicable Environmental Health and Safety Laws; (v) a floodplain or other flood hazard area as defined pursuant to any applicable Environmental Health and Safety Laws; (vi) streams, rivers or other water bodies or springs classified, or designated or as otherwise protected by applicable Environmental Health and Safety Laws as a fishery, as having exceptional or high quality or value or as having recreational use; (vii) any area classified, designated or protected by applicable Environmental Health and Safety Laws as unsuitable for mining; and (viii) any man-made or naturally occurring surface feature classified, designated or protected by applicable Environmental Health and Safety Laws from disturbance, the effects of blasting, subsidence and mining operations.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

"ERISA Group" means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

"Erroneous Payment" has the meaning assigned to it in Section 11.15(a).

"Erroneous Payment Deficiency Assignment" has the meaning assigned to it in Section 11.15(d).

"Erroneous Payment Impacted Class" has the meaning assigned to it in Section 11.15(d).

"Erroneous Payment Return Deficiency" has the meaning assigned to it in Section 11.15(d).

"Erroneous Payment Subrogation Rights" has the meaning assigned to it in Section 11.15(d).

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" means any of the events described in Section 10.1 [Events of Default].

"Excess Cash Flow" shall mean, for any period, an amount (if positive) equal to, without duplication:

(a)the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization, plus (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, plus (iv) cash gains excluded from the calculations of Consolidated Net Income for such period pursuant to the definition thereof, plus (v) cash returned from deposits that were deducted pursuant to clause (b)(iii)(H) below of this definition in determining Excess Cash Flow, minus

(b) the sum, without duplication, of (i) the amount of all non-cash credits increasing such Consolidated Net Income, plus (ii) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, plus (iii) the amounts for such period paid from Internally Generated Cash (except to the extent made using the Cumulative Amount representing amounts generated under clauses (ii) and (iii) of the definition of the term "Cumulative Amount") of:

(A)to the extent paid in such period, reclamation liabilities required under law to be paid,
(B)scheduled repayments of Debt for borrowed money (excluding repayments of revolving loans except to the extent the applicable revolving commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof), provided that, for the avoidance of doubt, any borrowing under the ABL Facility or repayment thereof (without a corresponding reduction in the commitments thereunder) shall not increase or decrease Excess Cash Flow,
(C) Capital Expenditures,
(D) Permitted Acquisitions and other Investments permitted pursuant to Section 9.3(ii), (iv), (vii), or (viii),
(E) pre-funding of royalty payments in the ordinary course of business,

(F) distributions to non-controlling interests (provided that Consolidated Net Income with respect to such non-controlling interests was not excluded from such Consolidated Net Income),
(G) federal coal lease expenditures,
(H) deposits in such period of cash collateral to secure mining-related liabilities and cash payments in such period in respect of any non-current mining-related liability that is not expensed in such period, and
(I) cash payments that reduce an accrual or reserve that was added pursuant to clause (a)(ii) above of this definition in determining Excess Cash Flow.

"Excluded Accounts" means (a) any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (b) escrow accounts to the extent the use of such escrowed funds is permitted under this Agreement and the amount on deposit therein in connection with any letter of intent is in respect of a purchase that would reasonably be expected to result in a Permitted Acquisition or other permitted Investment, (c) fiduciary or trust accounts, (d) zero-balance accounts, so long as the balance in such account is zero at the end of each Business Day, (e) any other deposit accounts with an aggregate daily balance as at the end of each Business Day of less than $3,000,000 in the aggregate for all such deposit accounts, (f) assets subject to Liens permitted under clause (xii) of the definition of "Permitted Liens", and (g) commodity accounts.

"Excluded Hedge Liability or Liabilities" means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Property" means (a) those assets, including, without limitation any undeveloped land, which in the reasonable discretion of the Administrative Agent, the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable, (b) assets subject to certificates of title, (c) the assets of any Non-Guarantor Subsidiary, (d) voting equity interests in any Foreign Subsidiary in excess of 65% of all outstanding voting equity interests in such Foreign Subsidiary, (e) the assets with respect to which any pledge or security interests thereof would be (i) prohibited by Law or (ii) in the case of equity interests of non-wholly owned Subsidiaries or Permitted Joint Ventures, prohibited by the organizational documents of such non-wholly owned Subsidiaries or Permitted Joint Ventures, except to the extent such prohibition is ineffective or rendered unenforceable under applicable Law (including the UCC), (f) assets subject to Liens permitted under clause (ix)(A) of the definition of "Permitted Liens", but only to the extent described as an exclusion to collateral in the UCC financing statement filed by, or on behalf of, the Administrative Agent, as secured party, against the applicable Loan Party, (g) Excluded Accounts, provided that, for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any owned real property so long as such real property is not subject to any Liens other than Permitted Liens, (i) any real property lease with a Loan Party as lessee so long as such real property is not subject to any Liens other than Permitted Liens, (j) any contract or lease agreement if the grant of a security interest in such contract or lease agreement is prohibited by the terms of such contract or lease agreement or would require the consent of another party thereto or would give another party thereto any rights of termination or acceleration, except to the extent that (x) the term in such contract or lease providing for such prohibition or right of termination or acceleration is ineffective or rendered unenforceable under applicable Law (including Sections 9-406 through 9-409 of the UCC) or principles of equity or (y) any consent or waiver has been obtained that would permit the Administrative Agent’s security interest or Lien to attach notwithstanding the prohibition or restriction on the pledge of or security interest in such contract or lease agreement, (k) any property which is subject to a Lien permitted under clause (vii) or (x) of the definition of Permitted Liens (including but not limited to the equipment listed on Schedule 1.1(C) and, in the case of clause (vii), excluding any inventory), in each case where the governing documents prohibit the applicable Loan Party from granting any other Liens in such property or to the extent the grant of a security interest therein would violate or invalidate such documents or would create a termination right in favor of any other party thereto (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406 through 9-409 of the UCC or any other applicable law or principles of equity and other than to the extent all necessary consents to the creation, attachment and perfection of the Administrative Agent’s Liens thereon have been obtained), and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms that prohibit such Loan Party from granting any other Liens in such property or the obtainment of such consents to the creation, attachment and perfection of Agent’s Liens thereon, such property shall cease to constitute an Excluded Property, (l) any intent-to-use trademark applications prior to the filing, and acceptance by the United States Patent and Trademark Office, of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, if any, to the extent that, and solely during the period in which, the grant of a security interest therein prior to such filing and acceptance would impair the validity or enforceability of such intent-to-use trademark applications or the resulting trademark registrations under applicable federal law, (m) "as-extracted collateral" (as defined in the UCC), (n) any assets with respect to which any pledge or security interests thereof would result in adverse tax consequences to the Borrower or any of its Affiliates, as reasonably determined by the Borrower in consultation with the Administrative Agent and (o)(A) any account, instrument, chattel paper, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Jurisdiction or (B) any lease under which the lessee is a Sanctioned Person or Sanctioned Jurisdiction; provided that "Excluded Property" (1) shall not include any and all proceeds, products, substitutions and replacements of Excluded Property specified in clauses (a) through (n) of this definition to the extent such proceeds, products, substitutions and replacements do not themselves constitute Excluded Property under clauses (a) through (m) of this definition and (2) shall not include any proceeds of Excluded Property specified in clause (n).

"Excluded Swap Obligation" means, with respect to any Guarantor, at any time, any obligation (a "Swap Obligation") to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.11 [Replacement of a Lender]) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9(g) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS, if and to the extent that such documentation or information is in the Borrower’s possession and is required under applicable Law to be provided to the IRS to establish an exemption from or reduction in such Taxes).

"Existing ABL Credit Agreement" means that certain Credit Agreement, dated as of April 27, 2017, among the Borrower and certain of its subsidiaries, the lenders party thereto and the ABL Agent, as amended, restated, supplemented or otherwise modified from time to time.

"Existing ABL Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of April 27, 2017, among the ABL Agent, Credit Suisse AG, Cayman Islands Branch, as the Existing Administrative Agent and the Existing Collateral Agent, as amended and supplemented by that certain Additional Joinder Agreement, dated July 2, 2020, pursuant to which Citibank, N.A. as Trustee became an additional Term Debt Agent (as defined therein), as further amended by the termination letter, dated the Closing Date, pursuant to which Existing Administrative Agent and Existing Collateral acknowledged and agreed that they are no longer parties to such Intercreditor Agreement, as further amended and supplemented by that certain Additional Joinder Agreement, dated the Closing Date, pursuant to which Administrative Agent became an additional Term Debt Agent (as defined therein), as further and supplemented after the date hereof pursuant to which any additional Term Debt Agent (as defined therein) becomes a party thereto, and as further amended, restated, supplemented or otherwise modified from time to time.

"Existing Administrative Agent" means Credit Suisse AG, Cayman Island Branch, in its capacity as administrative agent pursuant to the Existing Credit Agreement.

"Existing Collateral Agent" means Credit Suisse AG, Cayman Island Branch, in its capacity as collateral agent pursuant to the Existing Credit Agreement.

"Existing Credit Agreement" means that certain Credit Agreement, dated as of March 7, 2017, among the Borrower, the lenders party thereto and Credit Suisse AG, Cayman Island Branch, as administrative agent and collateral agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof.

"Existing Pari Passu Intercreditor Agreement" means that certain Pari Passu Intercreditor Agreement, dated as of June 1, 2020, among Credit Suisse AG, Cayman Islands Branch, as the Existing Administrative Agent and the Existing Collateral Agent, Citibank, N.A., as representative and collateral agent for the Initial Other First Lien Claimholders (as defined therein), each additional representative and collateral agent from time to time party thereto for the Other First Lien Claimholders (as defined therein) of the Series (as defined therein) with respect to which it is acting in such capacity, and the Borrower and certain of its subsidiaries, as amended, supplemented or otherwise modified from time to time.

"Existing Receivables Financing" means the receivables financing pursuant to the following agreements, each dated as of October 5, 2016, and in each case as may be amended, restated, supplemented or otherwise modified from time to time: (1) the Second Amended and Restated Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators (as defined therein) thereunder and the Borrower, (2) the Second Amended and Restated Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Third Amended and Restated Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company,

Inc., certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), certain financial institutions from time to time parties thereto, as conduit purchasers, related committed purchasers, and purchaser agents and PNC Bank, National Association, as Administrator (as defined therein) on behalf of the Purchasers (as defined therein) and as LC Bank (as defined therein), (4) the Third Amended and Restated Performance Guaranty between the Borrower and PNC Bank, National Association, as Administrator (as defined therein), (5) the Amended and Restated Originator Performance Guaranty among certain of the Borrower’s Subsidiaries as the Originators (as defined therein) and PNC Bank, National Association, as Administrator (as defined therein) and (6) other related agreements and documents.

"Facility Termination Date" means the date as of which all of the following shall have occurred:  (a) the aggregate Commitments have been terminated, and (b) all Obligations have been paid in full (other than (i) Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement and (ii) with respect to any Lender Provided Interest Rate Hedge, Erroneous Payment Subrogation Rights, Lender Provided Foreign Currency Hedge, or Other Lender Provided Financial Service Product, to the extent arrangements satisfactory to the Secured Parties counterparties thereto have been made).

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version of such section that is described above), any intergovernmental agreement entered into in connection with any of the foregoing and any law, rule, regulation, or other official written practice implementing such intergovernmental agreement.

"FCPA" has the meaning specified in Section 6.26.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Subsidiaries" means, for any Person, each Subsidiary of such Person that is (i) a "controlled foreign corporation" (a "CFC") within the meaning of Section 957 of the Internal Revenue Code, (ii) any Subsidiary of a CFC or (iii) any Subsidiary substantially all of the assets of which constitute equity interests (or equity interests and indebtedness) of CFCs or of Subsidiaries described in this clause (iii).

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

"Government Official" means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

"Guarantors" means at any time each of the Significant Subsidiaries of the Borrower that is party to the Guaranty Agreement on the Closing Date or, after the Closing Date, delivers a guarantor joinder in accordance with Section 8.8(d)(i).  Notwithstanding anything herein to the contrary, no Person shall be or become a borrower or guarantor under the ABL Facility or the Tax Exempt Bonds unless such Person shall also be a Guarantor hereunder.

"Guaranty" means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly.  The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

"Guaranty Agreement" means the Guaranty Agreement, dated of even date herewith, executed and delivered by each of the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

"Guaranty Joinder" means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit B.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Health and Safety Laws.

"Hedge Bank" means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

"Hedging Transaction" shall mean any of the following transactions by the Borrower or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction of any combination of the foregoing transactions.

"Immaterial Subsidiaries" means, as of any date, any Subsidiary (i) whose assets, as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Administrative Agent under Section 8.15(a) or (b), had an aggregate book value of less than $3,000,000, (ii) whose assets, when taken together with the assets of all other Immaterial Subsidiaries, had an aggregate book value of less than $3,000,000 as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Administrative Agent under Section 8.15(a) or (b).

"Internally Generated Cash" means with respect to any period, any cash of the Borrower or any Subsidiary generated during such period, excluding Net Cash Proceeds of any asset sale, Net Insurance/Condemnation Proceeds and any Net Cash Proceeds of any incurrence of Debt (other than proceeds of any revolving loan) or any sale or issuance of equity interests.

"Indemnified Taxes" means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

"Indemnitee" means as is specified in Section 12.3(b) [Indemnification by the Borrower].

"Information" means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

"Insolvency Proceeding" means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

"Interest Period" means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Term Loans bear interest under the Term SOFR Rate Option.  Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months.  Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Term Loan Maturity Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

"Interest Rate Hedge" means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Debt.

"Interest Rate Option" means any Term SOFR Rate Option or Base Rate Option.

"Investments" means collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries in or to the capital of such Person, (ii) loans by any of the Loan Parties or their Subsidiaries to such Person, (iii) any Guaranty by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the Debt or of the other obligations of such Person, (iv) other payments by any of the Loan Parties or their Subsidiaries to such Person (except in connection with transactions for the sale of goods or services for fair value), or (v) credit enhancements of any Loan Party to or for the benefit of such Person.  If the nature of an Investment is tangible property, then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties, and such fair values shall be reasonably satisfactory to the Administrative Agent.  For the purposes of calculating the outstanding aggregate amount of such Investments, the aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments for the period from the Closing Date through and including the date of determination.

"IRS" means the United States Internal Revenue Service.

"JV Holding Company" shall mean any Guarantor, (i) the sole asset of which is the equity interests of a single non-wholly owned Subsidiary or Permitted Joint Venture owned directly or indirectly by the Borrower and (ii) who does not have any material indebtedness, liabilities or obligations, other than tax liabilities and the Obligations.

"Labor Contracts" means all collective bargaining or other collective labor agreements among any Loan Party or Subsidiary of a Loan Party and any union or other representative of its employees.

"Latest Maturity Date" means, at any date of determination, the latest maturity date applicable to any Loan hereunder at such time, including the latest maturity date of any Refinancing Term Loans.

"Law" means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

"Lender Counterparty" shall mean each of the Lenders, Administrative Agent, arrangers and their respective Affiliates counterparty to a Secured Hedge Agreement, notwithstanding whether after entering into a Secured Hedge Agreement, such party ceases to be a Lender, arranger or an Administrative Agent or an Affiliate thereof, as the case may be.

"Lender Provided Interest Rate Hedge" means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2(e) [Application of Proceeds].

"Lenders" means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any provision of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to which such Obligation is owed.

"Lending Office" means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.

"Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but, for the avoidance of doubt, shall not include any operating lease.

"Limited Condition Acquisition" means any Permitted Acquisition or other Investment permitted hereunder which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition or other Investment on the availability of third-party financing.

"Liquidity" means, as of any date of determination, the sum of, without duplication, (a) unrestricted cash or Permitted Investments as of such date of the Borrower and its Subsidiaries (other than the Securitization Subsidiaries and Bonding Subsidiaries) that are not Foreign Subsidiaries (for the avoidance of doubt, cash and Permitted Investments on deposit from time to time in an account over which either the Administrative Agent or the ABL Agent has first priority "control" (within the meaning of Article 9 of the UCC) shall be included in this clause (a)), (b) withdrawable funds from brokerage accounts of Borrower and the other Loan Parties as of such date, (c) Availability (as defined in the ABL Credit Agreement) as of such date, and (d) any unused commitments that are available to be drawn as of such date by the Borrower pursuant to the terms of any Permitted Receivables Financing.  For the avoidance of doubt, any Cash Collateral (as defined in the ABL Credit Agreement) provided to the ABL Agent pursuant to the ABL Credit Agreement shall not be included in "Liquidity."

"List of Parties of Concern" means the Denied Persons List, Entity List, or Military End User List maintained by the U.S. Department of Commerce.

"LLC Division" means, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

"Loan Documents" means this Agreement, the Collateral Documents, the Guaranty Agreement, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

"Loan Parties" means the Borrower and the Guarantors.

"Loan Request" means that certain term loan request made by the Borrower on the Closing Date.

"Loans" means, collectively, and "Loan" means, separately, all Term Loans or any Term Loan.

"Material Adverse Change"  means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be materially adverse to the business, properties, assets, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to pay the Obligations when due under the Loan Documents, or (d) impairs materially or would reasonably be expected to impair materially the ability of any of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

"Material Contracts" means, collectively, all contracts, agreements or other instruments described in Regulation S-K, Item 601(b)(10) promulgated pursuant to the Securities Exchange Act of 1934, as amended, which the Borrower is required to file as an exhibit to any annual, quarterly or other report required to be filed by the Borrower under the Securities Exchange Act of 1934, as amended.

"Material Subsidiary" means any Subsidiary of the Borrower which at any time (i) has gross revenues equal to or in excess of five percent (5%) of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis, or (ii) has total assets equal to or in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries, in either case, as determined and consolidated in accordance with GAAP.

"Measurement Period" means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 8.15 [Reporting Requirements] (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

"Mining Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities.  Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

"Mining Operations" means (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods; (ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.

"Mining Title" means fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

"Moody’s" means Moody’s Investors Service, Inc., and its successors.

"Multiemployer Plan" means any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions and to which it continues to have unsatisfied liability.

"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

"Net Cash Proceeds" means proceeds received by the Borrower or any Subsidiary (other than a Bonding Subsidiary or Securitization Subsidiary) after the Closing Date in cash from (a) any sale of property, net of (i) the direct out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (including all reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses in connection therewith), (ii) taxes paid or reasonably estimated to be payable as a result thereof (including tax distributions pursuant to Section 9.4(f) and (iii) any amount required to be paid or prepaid on Debt (other than the Obligations and Debt owing to any Loan Party) secured by the property subject thereto; and (b) any sale or issuance of equity interests or incurrence of Debt, in each case net of brokers’, advisors’ and investment banking fees and other customary outofpocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

"Net Insurance/Condemnation Proceeds" means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any Subsidiary (other than a Bonding Subsidiary or Securitization Subsidiary) (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any such Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any such Subsidiary in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.

"Non-Guarantor Subsidiary" means any Subsidiary of the Borrower that is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary, the Subsidiary of a Foreign Subsidiary or a non-wholly owned Subsidiary.  The Non-Guarantor Subsidiaries, as of the date hereof, are listed on Schedule 1.1(E).

"Non-Qualifying Party" means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

"Notes" means collectively, and Note means separately, the promissory notes in the form of Exhibit C evidencing the Term Loans.

"Obligation" means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, or any other Loan Document, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, and (e) any Other Lender Provided Financial Service Product.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

"Official Body" means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Lender Provided Financial Service Product" means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.11 [Replacement of a Lender]).

"Overnight Bank Funding Rate" means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

"Participant" means as is specified in Section 12.8(d) [Participations].

"Participant Register" means as is specified in Section 12.8(d) [Participations].

"Patent, Trademark and Copyright Security Agreements" means collectively the Patent, Trademark and Copyright Security Agreements in substantially the form attached as exhibits to the Security Agreement, each as executed and delivered by the applicable Loan Parties for the benefit of the Secured Parties, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Patent, Trademark and Copyright Security Agreement shall mean any of the Patent, Trademark and Copyright Security Agreements.

"Payment Date" means each of (a) the first day of each calendar quarter ending after the Closing Date, (b) the Term Loan Maturity Date and (c) the date the Loans are accelerated pursuant to Section 10.2(a) or 10.2(b).

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

"Perfection Certificate" means a perfection certificate in substantially the form attached hereto as Exhibit D.

"Permit" means any and all permits, approvals, licenses, registrations, consents, notifications, identification numbers, bonds, waivers or exemptions and any other regulatory authorization, in each case, from an Official Body having jurisdiction over the applicable activity.

"Permitted Acquisition" shall have the meaning assigned to such term in Section 9.6.

"Permitted Investments" means:

(a)securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;
(b)certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;
(c)repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;
(d)commercial paper of a domestic issuer rated at least A2 by Standard & Poor’s or P2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;
(e)securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;
(f)securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition;
(g)corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;
(h)asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;
(i)money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days;
(j)shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition; and
(k)in the case of a Person that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

"Permitted Joint Venture" means any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the "equity method" in accordance with GAAP; (ii) engaged in a line of business permitted by Section 9.10; and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arm’s-length transaction.

"Permitted Liens" means:

(i)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;
(ii)Pledges or deposits made in the ordinary course of business to secure payment of reclamation liabilities, worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, oldage pensions or other social security programs (including Liens to secure letters of credit issued to assure payment of such obligations, provided that such letters of credit are not prohibited by Section 9.1);
(iii)Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease or royalty payments that are not yet due and payable or in default beyond all applicable notice and cure periods;
(iv)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids (including bonus bids), tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations, provided that such letters of credit are not prohibited by Section 9.1);
(v)Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)Liens created on the Collateral under the Loan Documents;
(vii)Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases (as the nature of such lease is determined in accordance with GAAP) securing obligations of such Loan Party or Subsidiary to the lessor under such leases and Purchase Money Security Interests on assets purchased by any Loan Party or Subsidiary of a Loan Party, provided that such Liens shall not extend to any assets that are not the subject of such leases or Purchase Money Security Interests; provided, further that the aggregate amount for the Borrower and its Subsidiaries of all loans, capital lease obligations and deferred payments secured as permitted by this clause (vii) shall not at any time outstanding exceed the greater of $100,000,000 and 5.0% of Consolidated Net Tangible Assets;

(viii)The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1)Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or
(3)Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;
(ix)(A) Liens securing obligations in respect of a Permitted Receivables Financing, so long as the Liens created pursuant to such Permitted Receivables Financing are limited to Receivables Assets and the assets of the applicable Securitization Subsidiary (and as further provided in clause (xii) of "Permitted Liens" below with respect to letters of credit issued pursuant to a Permitted Receivables Financing), and (B) Liens securing the ABL Obligations (provided that, to the extent the ABL Obligations constitute Debt, the Liens securing such Debt shall only be permitted under this clause (ix) to the extent such Debt is permitted to be incurred under Section 9.1(xi) or 9.1(xii)) so long as the Liens securing such ABL Obligations are limited to assets constituting Collateral or ABL Specified Collateral (or other assets of the Borrower and its Subsidiaries that the Borrower elects to include in the Collateral securing the Obligations, notwithstanding the definition of Excluded Property set forth herein) and, to the extent such Liens granted pursuant to or in respect of such ABL Obligations are subject to the ABL Intercreditor Agreement;
(x)Liens assumed in connection with (but not incurred in contemplation of) a Permitted Acquisition or any other permitted Investment, provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Borrower or any Subsidiary and (iii) the amount of Debt secured thereby is not increased and is not prohibited by Section 9.1;
(xi)Liens relating to the pledge of the equity interests of a Bonding Subsidiary in favor of the provider of the surety bonds which provide payment assurances to the lessor of the leasehold interest leased by such Bonding Subsidiary related to the cost of such Bonding Subsidiary of acquiring such leasehold interest and any bonus bid and royalty payments to the lessor thereunder;

(xii)the pledge of cash and Permitted Investments, and deposit accounts and securities accounts containing solely such cash and Permitted Investments, securing letters of credit issued pursuant to a Permitted Receivables Financing, to the extent the amount of such cash or value of Permitted Investments does not exceed 115% of the undrawn face amount of all letters of credit issued under such Permitted Receivables Financing;
(xiii)Liens securing the Tax Exempt Bonds, any Refinancing Notes or any Permitted Refinancing of the foregoing; provided that (i) such Liens rank junior or pari passu with the Liens securing the Obligations pursuant to the Collateral Documents, (ii) the rights of the holders of the Tax Exempt Bonds, Refinancing Notes or such Permitted Refinancing are subject to the terms of the Existing Pari Passu Intercreditor Agreement or another pari passu or junior lien intercreditor agreement, as applicable, in a form reasonably acceptable to the Administrative Agent and (iii) such Liens encumber only the assets, or a subset of the assets, that secure the Obligations;
(xiv)Liens securing obligations up to $5,000,000 in the aggregate at any time outstanding;
(xv)statutory and common law banker’s Liens and rights of setoff on bank deposits;
(xvi)any Lien existing on the date of this Agreement and described on Schedule 1.1(D), provided that the principal amount secured thereby is not hereafter increased (except as contemplated by Section 9.1(vi) hereof), and no additional assets other than proceeds and replacements become subject to such Lien; and
(xvii)any Lien arising out of the Permitted Refinancing of any Debt secured by any Lien that is permitted by clause (vi) of Section 9.1;
(xviii)Liens arising out of final judgments, awards, or orders not otherwise constituting an Event of Default hereunder;
(xix)option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 9.6 or Section 9.7 of this Agreement;
(xx)Liens securing Debt of Non-Guarantor Subsidiaries permitted pursuant to Section 9.1(xvii) in an aggregate amount not to exceed $10,000,000 at any time;
(xxi)precautionary filings under the Uniform Commercial Code by a lessor with respect to personal property leased to such Person under an operating lease;
(xxii)option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 9.7;
(xxiii)any leases of assets permitted by Section 9.7;
(xxiv) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(xxv)Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of decreasing or legally defeasing Debt of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereunder.

"Permitted Receivables Financing" means a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Debt or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the board of directors of the Borrower shall have approved such transaction, (b) no portion of the Debt of a Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants, indemnities and other customary matters none of which shall relate to the collectability of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.  The Existing Receivables Financing, as in effect on the Closing Date, is a Permitted Receivables Financing.

"Permitted Refinancing" means, with respect to any Debt, commitments to make loans or advances, existing letters of credit, commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit, any refinancing, refunding, renewal, replacement or extension thereof, provided, that (i) such refinancing, refunding, renewal, replacement or extension permitted under the foregoing shall (A) not have any obligors and/or guarantors other than the obligors and/or guarantors on such Debt being extended, renewed, replaced, refunded or refinanced, (B) not be secured by any assets other than the assets (if any) securing the Debt being extended, renewed, replaced, refunded or refinanced, (C) be at least as subordinate to the Obligations as the Debt being extended, renewed, replaced, refunded or refinanced (and unsecured if the Debt being extended, renewed, replaced, refunded or refinanced is unsecured) or (D) not exceed in a principal amount the Debt being renewed, extended, replaced, refunded or refinanced plus any Permitted Refinancing Increase in respect of such modification, refinancing, refunding, renewal, replacement or extension and (ii) except with respect to a Permitted Refinancing of Debt in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests, the Weighted Average Life to Maturity thereof is greater than or equal to, and the final maturity thereof is not earlier than, that of the Debt being refinanced, refunded, renewed, replaced or extended.

"Permitted Refinancing Increase" means, with respect to the refinancing, refunding, renewal, replacement or extension of any Debt, commitments in make loans or advances, existing letters of credit, commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension, (b) any unpaid accrued interest and fees on the Debt commitments in make loans or advances, existing letters of credit, commitments in respect of letters of credit, unreimbursed amounts with respect to letters of credit, and letter of credit borrowings being refinanced, refunded, renewed, replaced or extended, and (c) any existing unutilized commitments to make loans or advances, existing letters of credit, unutilized commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit in connection with the Debt being refinanced, refunded, renewed, replaced or extended.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

"Plan" means at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

"Plan of Reorganization" shall mean the chapter 11 plan of reorganization of the Borrower and certain of its subsidiaries substantially in the form of the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code ECF No. 1334, Appendix A filed in the main Case of the jointly administered Chapter 11 debtors, Case No. 16-40120 on September 13, 2016, as amended, supplemented or otherwise modified from time to time.

"Platform" means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

"Pledge Agreement" means the Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

"PNC" means PNC Bank, National Association, its successors and assigns.

"Potential Default" means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

"Prime Rate" means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

"Principal Office" means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

"Prohibited Transaction" means any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Purchase Money Security Interest" means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

"Qualified ECP Loan Party" means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.

"Ratable Share" means with respect to any Lender (and subject to Section 3.3 [Defaulting Lenders]), the proportion that such Lender’s Term Loans bears to the Term Loan Commitments of all of the Lenders, provided that if the Term Loans have not yet been funded, a Lender’s Ratable Share shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans.

"Receivables Assets" means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary of the Borrower.

"Recipient" means (a) the Administrative Agent, and (b) any Lender, as applicable.

"Reclamation Laws" means all Laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in West Virginia and Wyoming.

"Refinanced Facility" shall have the meaning specified in Section 3.4(d)(i).

"Refinancing Facility" shall have the meaning specified in Section 3.4(a).

"Refinancing Facility Effective Date" shall have the meaning specified in Section 3.4(c).

"Refinancing Facility Lender" means any Person who provides a Refinancing Facility.

"Refinancing Notes" has the meaning specified in Section 9.1(iv).

"Refinancing Term Loan" means, with respect to any Refinancing Facility, an advance made by any Refinancing Facility Lender under such Refinancing Facility.

"Register" has the meaning specified in Section 12.8(c).

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Release" shall mean anything defined as a "release" under CERCLA or RCRA.

"Remedial Action" means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Hazardous Materials and any closure or post-closure measures, or reclamation activities associated therewith.

"Removal Effective Date" means as is specified in Section 11.6(b) [Resignation of Administrative Agent].

"Reportable Compliance Event" means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with the violation of any Anti-Corruption Law, or Anti-Money Laundering Law; (b) any Covered Entity engages in a transaction that has caused any Person hereunder (including the Administrative Agent, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Facilities/Loans hereunder to directly or knowingly indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates any of the Sanctions or Anti-Corruption Law-specific representations and covenants herein.

"Reportable Event" means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan (other than any such event as to which the thirty-day notice period is waived); provided that, in the case of any such reportable event with respect to a Multiemployer Plan, such event shall only be deemed a Reportable Event for purposes of this Agreement if the Borrower has knowledge of such event.

"Required Lenders" means:

(a)If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(b)If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate outstanding amount of any Term Loans.

"Resignation Effective Date" means as is specified in Section 11.6(a) [Resignation of Administrative Agent].

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means, with respect to the Borrower, each of the chief executive officer, president, chief financial officer, treasurer and any vice president of the Borrower and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of the Borrower, and with respect to Administrative Agent, any officer assigned to the corporate trust office of such Person, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary, or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

"Restricted Payment" has the meaning assigned to such term in Section 9.4.

"Sale and Leaseback Transaction" shall have the meaning assigned to such term in Section 9.12.

"Sanctioned Jurisdiction" means, at any time, a country, area, territory, or jurisdiction that is the target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

"Sanctioned Person" means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list of blocked persons maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

"Sanctions" means all Laws relating to economic and financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes administered or enforced by any Compliance Authority.

"Secured Hedge Agreement" means any agreement entered in connection with a Hedging Transaction between a Loan Party and a Lender Counterparty to the extent such agreement provides that the obligations thereunder are to be secured on a pari passu basis with the Obligations including any Lender Provided Interest Rate Hedges or Lender Provided Foreign Currency Hedges; provided that no such Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 12.1 of this Agreement.

"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Cash Management Banks, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

"Securitization Subsidiary" means a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary of the Borrower and engaging in activities ancillary thereto.

"Security Agreement" means the Security Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

"Significant Subsidiary" means individually any Subsidiary of the Borrower other than the Non-Guarantor Subsidiaries, and Significant Subsidiaries means collectively all Subsidiaries of the Borrower other than the Non-Guarantor Subsidiaries.

"SOFR" means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Adjustment" means, ten basis points (0.10%).

"SOFR Floor" means a rate of interest per annum equal to zero basis points (0%).

"Solvent" means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Standard & Poor’s" means S&P Global Ratings Services, a division of S&P Global, Inc.

"Statements" means as is specified in Section 6.7(a) [Historical Statements].

"Subsidiary" means, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings.  Unless the context otherwise requires, Subsidiary means a Subsidiary of the Borrower.

"Subsidiary Shares" has the meaning assigned to that term in Section 6.2.

"Swap" means any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

"Swap Obligation" shall have the meaning assigned to that term in the definition of "Excluded Swap Obligation."

"Tax Exempt Bonds" means those certain West Virginia Economic Development Authority Solid Waste Disposal Facility Revenue Bonds (Arch Resources Project), Series 2020 and Series 2021 from time to time outstanding in an aggregate principal amount not in excess of $98,100,000.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" means as is specified in Section 3.1 [Term Loan Commitments]; Term Loans means, collectively, all of the Term Loans.

"Term Loan Commitment" means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Term Loans," as such Commitment is thereafter assigned or modified and Term Loan Commitments means the aggregate Term Loan Commitments of all of the Lenders.

"Term Loan Facility" means the term loan facility provided pursuant to Article 3 [Term Loans].

"Term Loan Maturity Date" means with respect to the Term Loans, June 30, 2025, as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 12.1 [Modifications, Amendments or Waivers].

"Term Loan Priority Collateral" means all Collateral other than ABL Priority Collateral.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

"Term SOFR Rate" means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the "Term SOFR Determination Date") that is two (2) Business Days prior to the first day of such Interest Period.  If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.  If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.  The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

"Term SOFR Rate Loan" means a Loan that bears interest based on the Term SOFR Rate.

"Term SOFR Rate Option" means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(d)(ii) [Term Loan Term SOFR Rate Option].

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Total Net Leverage Ratio" means, as of any date of determination, the ratio of the amounts under the following clauses (a) and (b):

(a) (i) the aggregate amount of Debt (determined in accordance with GAAP) (other than (x) Debt of the type described in clause (iii) of the definition thereof constituting payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. Federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease and (y) Debt of the type described in clause (iv) of the definition thereof except to the extent of any unreimbursed drawings thereunder) of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 8.15(a) or Section 8.15(b) less (ii) the aggregate amount of Unrestricted Cash as of such date (but excluding any such Unrestricted Cash that constitute proceeds of any Debt for which this Total Net Leverage Ratio was required to be tested), to

(b) the sum of Consolidated EBITDA of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) for the period of four consecutive fiscal quarters ending as of the date of such financial statements.

It is expressly agreed that, for purposes of determining the Total Net Leverage Ratio, the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Closing Date) will be excluded from indebtedness in the determination of Debt.

"Transactions" means (i) the effectiveness of the Loan Documents and the borrowing of the Loans on the Closing Date, (ii) the payment of all premiums, fees and expenses in connection with the foregoing and (iii) the refinancing of the Existing Credit Agreement.

"UCC" means the New York Uniform Commercial Code.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unliquidated Obligations" means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

"Unrestricted Cash" means the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of Borrower and its Subsidiaries not to exceed $200,000,000 in the aggregate, to the extent that the use of such cash for application to payment of the Obligations or other Debt is not prohibited by law or any contract or other agreement and such cash is and Permitted Investments are free and clear of all Liens (other than Liens in favor of the Administrative Agent, the ABL Agent or any other agent or representative with respect to permitted secured Debt that is subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent) and Liens permitted pursuant to clause (xv) of the definition of Permitted Liens.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets

Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" means as is specified in Section 5.9(g)(ii)(2)(III) [Status of Lenders].

"Weighted Average Life to Maturity" means, when applied to any Debt on any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

"Withdrawal Liability" means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

"Withholding Agent" means any Loan Party and the Administrative Agent.

"Working Capital Facility" means any Permitted Receivables Financing and any ABL Facility.

"Write-down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2"Construction".  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (b) the word "will" shall be construed to have the same meaning and effect as the word "shall"; (c) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns, and in the case of an Official Body, any other Official Body that shall have succeeded to any or all of the functions thereof; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3"Accounting Principles; Changes in GAAP".  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.7(a) [Historical Statements].  Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on December 31, 2018, notwithstanding any modification or interpretive change thereto after such date (including without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having or purporting to have a similar result or effect)).
1.4Benchmark Replacement Notification.  Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances.  The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the continuation of, administration of, submission of or calculation of, or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.5Limited Condition Acquisitions.
(a)In connection with any action being taken primarily in connection with a Limited Condition Acquisition, for purposes of testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of consolidated total assets, if any), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an "LCA Election"), the date of determination of whether any such action is permitted hereunder may be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the "LCA Test Date"), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower would have been permitted to take such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in consolidated total assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Debt or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, or the prepayment, redemption, purchase, defeasance or other satisfaction of Debt on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a pro forma basis (A) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated and (B) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have not been consummated.
(b)In connection with any action being taken primarily in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Potential Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition may, at the option of the Borrower, be deemed satisfied, so long as no Potential Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.5, and any such Potential Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Potential Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
(c)In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, such condition may, at the option of the Borrower, be deemed satisfied, so long as the Borrower is in compliance with such representations and warranties on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.5, and any such breach of a representation or warranty occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such breach shall be deemed to not have occurred for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
Article 2
[Reserved]
Article 3
TERM LOANS
3.1Term Loan Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the "Term Loan") to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Term Loan Commitment.
3.2Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.
(a)The obligations of each Lender to make Term Loans to the Borrower shall equal its Ratable Share of the requested Term Loan; provided that no Lender’s Term Loan to the Borrower shall exceed its Term Loan Commitment.  The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date, and any portion of the Term Loan Commitment not drawn on the Closing Date shall automatically expire.  The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments].
(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 [Voluntary Prepayments] and Section 5.3 [Mandatory Prepayments]):
Date	Amount
April 1, 2024	$3,333,333.33
July 1, 2024	$3,333,333.33
October 1, 2024	$3,333,333.33
January 1, 2025	$3,333,333.33
April 1, 2025	$3,333,333.33

The final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

3.3Defaulting Lenders.
(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(b)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.
(c)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(c) [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)[Reserved].
(e)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Term Loan Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
3.4Refinancing Facility.
(a)Refinancing Facility.  The Borrower may extend, refinance, renew or replace, in whole or in part, the Loans under any facility with one or more term loan facilities (each, a "Refinancing Facility"); provided that any such request for a Refinancing Facility shall be in a minimum amount equal to the lesser of (i) $25,000,000 and (ii) the entire amount of any facility which is being extended, refinanced, renewed or replaced under this Section 3.4.
(b)Refinancing Facility Lender.  A Refinancing Facility may be provided by (i) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of a Refinancing Facility, nor shall the Borrower have any obligation to approach any existing Lenders to provide a commitment in respect of a Refinancing Facility) or (ii) any other Refinancing Facility Lender so long as any such Person is approved by any Person who would have consent rights pursuant to Section 12.8 if such Refinancing Facility Lender was becoming a Lender.  Subject to any such consents being received and if not already a party hereto, any such Refinancing Facility Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(c)Effective Date.  In connection with any Refinancing Facility, the Administrative Agent and the Borrower shall determine the effective date (the "Refinancing Facility Effective Date").  The Administrative Agent shall promptly notify the Borrower and the Lenders of the principal amount of the Refinancing Facility and the Refinancing Facility Effective Date.
(d)Conditions to Effectiveness of Refinancing Facility.  The effectiveness of each Refinancing Facility shall be subject to the following conditions:
(i)the aggregate principal amount (or accreted value, if applicable) of any Refinancing Facility will not exceed the outstanding aggregate principal amount (or accreted value, if applicable) of any facility which it is extending, refinancing, renewing or replacing (the "Refinanced Facility") plus any Permitted Refinancing Increase;
(ii)such Refinancing Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Obligations; provided that, if agreed by the Borrower and the relevant Refinancing Facility Lenders, the Refinancing Facility may be

subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Refinancing Facility may rank junior to the Liens securing the Obligations; provided further that any Refinancing Facility that is secured on a pari passu or junior basis with the Obligations shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;
(iii)such Refinancing Facility shall not be secured by a Lien on any assets of the Borrower and its Subsidiaries that does not also secure the Obligations, and, to the extent guaranteed, such Refinancing Facility shall not be guaranteed by any Subsidiary that is not a Guarantor of the Obligations;
(iv)such Refinancing Facility shall (A) have a final maturity no earlier than the maturity date of the Refinanced Facility, (B) a Weighted Average Life to Maturity no shorter than that of the Refinanced Facility and (C) shall not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the outstanding Term Loans, unless accompanied by at least a ratable payment of such Term Loans;
(v)to the extent such terms and documentation for the Refinancing Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Administrative Agent, unless such terms (A) are more favorable to the Borrower, taken as a whole, than the Loan Documents in respect of the outstanding Term Loans (or the Lenders under the outstanding Term Loans shall receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith, (B) concern pricing (including interest rates, rate floors, fees, original issue discount or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Refinancing Facility or (C) apply after the Latest Maturity Date in effect at the time such Refinancing Facility is incurred; and
(vi)the proceeds of such Refinancing Facility (other than proceeds of such Refinancing Facility that are used to fund any Permitted Refinancing Increase (as set forth in clauses (a) and (b) of the definition of such term)) shall be applied, on a dollar-for-dollar basis, substantially concurrently with the incurrence thereof, to the repayment of the Refinanced Facility.
(e)Amendment.  With the consent of the Lenders providing a Refinancing Facility, the Borrower and the Administrative Agent (and without the consent of any other Lenders), this Agreement shall be amended in writing to reflect any changes necessary to give effect to such Refinancing Facility in accordance with its terms (including, without limitation, to give such Refinancing Facility the benefits of Sections 5.2 and 5.3, as applicable).
(f)Conflicting Provisions.  This Section shall supersede any provisions in Section 5.4 or Section 12.1 to the contrary.

Article 4
INTEREST RATES
4.1Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or the Term SOFR Rate Option specified below applicable to Term Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than one Borrowing Tranche of Term Loans; provided further that if an Event of Default or Potential Default exists and is continuing, then for so long as such Event of Default or Potential Default is continuing, no outstanding Borrowing Tranche may be converted to, or continued as, a Term SOFR Rate Loan.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.  The applicable Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(b)[Reserved].
(c)[Reserved].
(d)Term Loan Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:
(i)Term Loan Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)Term Loan Term SOFR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment for the applicable Interest Period plus the Applicable Margin.
(d)Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2Conforming Changes Relating to the Term SOFR Rate.  With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

4.3Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
(a)Interest Rate.  The rate of interest for each Loan otherwise applicable pursuant to Section 4.3 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
(b)Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Term Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and
(c)Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.
4.4Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.
(a)Unascertainable; Increased Costs.  If at any time:
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate cannot be determined pursuant to the definition thereof; or
(ii)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(b)Illegality.  If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan, or the determination or charging of interest rates based on the Term SOFR Rate, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].
(c)Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs] above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Term SOFR Rate Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  Upon determination by the Administrative Agent under Section 4.4(a) [Unascertainable; Increased Costs], (i) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan, and (ii) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Term SOFR Rate Option applies, on the date specified in such notice either convert such Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.
(d)Benchmark Replacement Setting.
(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a "Loan Document" for purposes of this Section titled "Benchmark Replacement Setting"), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or

(II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Definitions.  As used in this Section:

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of "Interest Period" pursuant to clause (iv) of this Section.

"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)The sum of: (A) Daily Simple SOFR and (B) the SOFR adjustment;
(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Date" means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of "Benchmark Transition Event," the date determined by the Administrative Agent, which date shall promptly follow the date of the Benchmark no longer being representative as set forth in the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative of the underlying market and economic reality that such

Benchmark is intended to measure and that representativeness will not be restored.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled "Benchmark Replacement Setting" and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled "Benchmark Replacement Setting."

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option to Term Loans as the case may be, commencing upon the last day of the existing Interest Period.  If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month.  Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
Article 5
PAYMENTS; Taxes; Yield maintenance
5.1Payments.  All payments and prepayments to be made in respect of principal, interest, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00

a.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of the ratable accounts of the Lenders with respect to the Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2Voluntary Prepayments.
(a)Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.11 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of Term Loans that bear interest at the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of the Term Loans that bear interest at the Term SOFR Rate Option setting forth the following information:
(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term SOFR Rate Option applies; and
(iii)the total principal amount of such prepayment, which shall not be less than $1,000,000 (unless a lesser amount is required to repay such Loan in full).

All prepayment notices shall be irrevocable; provided that, subject to the Borrower’s obligations under Section 5.10, the Borrower may condition any prepayment notice on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment) and rescind such prepayment notice if such transaction shall not be consummated or shall otherwise be delayed.  The principal amount of the Loans for which a prepayment notice is given, together with accrued and unpaid interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Base Rate Loans to the full extent thereof, then to Term SOFR Rate Loans.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].  Voluntary prepayments of Term Loans shall be applied as directed by the Borrower in the prepayment notice described above.

5.3Mandatory Prepayments.
(a)Debt Issuances.  Within five (5) Business Days of any issuances, offerings or placements of any Debt of any Loan Party in excess of $100,000,000 in the aggregate not permitted by Section 9.1 (other than a Refinancing Facility or Refinancing Notes), the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of the Net Cash Proceeds of such issuance, offering or placement to the Administrative Agent for distribution to the applicable Lenders in accordance with each such Lender’s Ratable Share of the Term Loan Facility based on the aggregate amount of Term Loans outstanding at such time.
(b)Application of Payments. All prepayments required pursuant to this Section 5.3 shall be applied first to Base Rate Loans, then to Term SOFR Rate Loans.  In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Rate Option on any day other than the last day of the applicable Interest Period.
5.4Pro Rata Treatment of Lenders.  Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, fees shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.11 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest and fees, as specified in this Agreement.
5.5Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6Administrative Agent’s Clawback.
(a)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, prior to 12:00 noon (Pittsburgh, Pennsylvania time) on the proposed Borrowing Date of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 3.2 [Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.7Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period and, if such Interest Period is longer than three (3) months, also at the end of each three-month period during such Interest Period.  Interest on mandatory prepayments of principal under Section 5.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Term Loan Maturity Date, upon acceleration or otherwise).  Interest shall be computed to, but excluding, the date payment is due.
5.8Increased Costs.
(a)Increased Costs Generally.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender, (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9Taxes.
(a)FATCA.  For purposes of this Section 5.9, the term "applicable Law" includes FATCA.
(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable

Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) [Successors and Assigns Generally] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).
(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9(g)(ii)(1), 5.9(g)(ii)(2) and 5.9(g)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(1)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such

Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;
(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.9(h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Status of the Agent. The Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of the U.S. federal withholding tax.
(j)Survival.  Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10Indemnity.  In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluded from the loss of anticipated profits) which such Lender sustains or incurs as a consequence of any:

(a)payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due); or
(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to prepayments under Section 5.2 [Voluntary Prepayments] or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or
(c)any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.11 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall specify in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11Replacement of a Lender.  If any Lender requests compensation under Section 5.8 [Increased Costs], or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Cost] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8 [Successors and Assigns];
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under

Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Law; and
(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

5.12Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to economic, legal or regulatory disadvantage.
Article 6
REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change.  Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.

6.2Shares of Borrower; Subsidiaries; and Subsidiary Shares.  As of the Closing Date, Schedule 6.2 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") and the owners thereof if it is a partnership and its outstanding limited liability company interests, (the "LLC Interests") and the owners thereof if it is a limited liability company.  As of the Closing Date, Schedule 6.2 also sets forth the jurisdiction of incorporation of the Borrower, its authorized capital stock (the "Borrower Shares") and the voting rights associated therewith.  The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge].  Except as set forth on Schedule 6.2, all Borrower Shares, Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Borrower Shares, all Partnership Interests, all LLC Interests and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be, except where the failure to do so would not result in a Material Adverse Change.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.2.
6.3Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Debt contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
6.4Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by Insolvency Proceedings or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.5No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or any Subsidiary of any Loan Party or (ii) except as would not reasonably be expected to result in Material Adverse Change, any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party is bound or subject to, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any Subsidiary of any Loan Party (other than the Liens granted under the Loan Documents and Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge] that are subject to an Applicable Intercreditor Agreement).
6.6Litigation.  Except as set forth on Schedule 6.6, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change.  None of the Loan Parties nor any Subsidiary of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in a Material Adverse Change.
6.7Financial Statements.
(a)Historical Statements.  The Borrower has delivered to the Lenders or their affiliates copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2022 (the "Statements").  The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.
(b)Material Adverse Change.  Since December 31, 2022, there has been no Material Adverse Change.
6.8Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

6.9Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing by or on behalf of a Loan Party or any Subsidiary thereof to any Agent or any Lender in connection herewith (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains with respect to the Borrower and its Subsidiaries any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such certificate, statement, agreement or other document was based upon or constitutes a forecast or projection, such Loan Party represents only that the relevant Loan Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made available to the Lenders (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).
6.10Taxes.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Change, (a) all federal and state, local and other tax returns required to have been filed by or with respect to any Loan Party and any Subsidiary of any such Loan Party have been filed, and (b) payment or adequate provision has been made for the payment of all Taxes that have or may become due pursuant to said tax returns or to assessments received, except to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  As of the Closing Date, other than as set forth on Schedule 6.10, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party (other than any extension obtained in the ordinary course of business).
6.11Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without conflict with the rights of others, necessary for the Loan Parties to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties and Subsidiaries, except where the failure to so own or possess with or without such conflict would not reasonably be expected to result in a Material Adverse Change.
6.12Liens in the Collateral.  The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally and by principles of equity.  Upon (i) the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, (ii) taking possession of possessory Collateral by the Administrative Agent (or by the ABL Agent as bailee for the Administrative Agent pursuant to the ABL Intercreditor Agreement, if applicable) with respect to possessory Collateral and (iii) the entering of Control Agreements, the Liens created by the Security Agreement and the Pledge Agreement in favor of the Administrative Agent for the benefit of the Secured Parties will constitute fully perfected first priority Liens (subject only to Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge]) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge]) in and to the assets of the Loan Parties (other than Excluded Property) that constitute ABL Priority Collateral, in each case, to the extent perfection can be obtained by filing such financing statements, by entering into such Control Agreements or by taking possession of such possessory Collateral.

6.13Insurance.  As of the Closing Date, Schedule 6.13 lists all material insurance policies to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.
6.14ERISA Compliance.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a)The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any liability of the Borrower or any other member of the ERISA Group.  No Plan is in "at risk" status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code, (ii) have not applied for a waiver of the minimum funding standards under Section 302(c) of ERISA or Section 412(c) of the Internal Revenue Code; (iii) have not incurred any liability to the PBGC, and (iv) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA or the Internal Revenue Code.  All Plans, Benefit Arrangements and, to the knowledge of the Borrower, Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(b)Neither the Borrower nor any other member of the ERISA Group has instituted proceedings to terminate any Plan.

(c)No event requiring notice to the PBGC under Section 303(k)(4) of ERISA or Section 430(k) of the Internal Revenue Code has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 436(f) of the Internal Revenue Code  has been made or is reasonably expected to be made to any Plan.

(d)To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid.  To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid.

(e)Neither the Borrower nor any other member of the ERISA Group has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA. To the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA.

(f)Neither the Borrower nor any member of the ERISA Group (i) currently has, or with the last six years has had, any obligation to contribute to a Multiemployer Plan, (ii) has incurred any Withdrawal Liability that remains outstanding or (iii) has incurred any liability in connection with a transaction described in Section 4212(c) of ERISA, except to the extent such liability has been fully satisfied or discharged.

6.15Employment Matters.  (a)Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to wage and hour, equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply could not reasonably be expected to result in a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.

(b)Except as could not reasonably be expected to result in a Material Adverse Change: (i) each of the Loan Parties, each of their respective Subsidiaries and each of the "related persons" (as defined in the Coal Act) of each Loan Party and each Subsidiary of each Loan Party are in compliance with the Coal Act; (ii) none of the Loan Parties, any Subsidiary of any Loan Party nor any related person of any Loan Party or its Subsidiaries has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due;  (iii) the Loan Parties and their respective Subsidiaries are in compliance with the Black Lung Act; and (iv) none of the Loan Parties nor any of their Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due.

6.16Environmental and Safety Matters.  Except as set forth on Schedule 6.16:
(a)the Loan Parties and their Subsidiaries and the real property are and have been in substantial compliance with all Environmental Health and Safety Laws and Environmental Health and Safety Orders (if any such orders are in effect), except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change;

(b)(i) the Loan Parties and their Subsidiaries hold and are operating in compliance with applicable Environmental Health and Safety Permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, (ii) none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely amend or alter, whether in whole or in part, any such Environmental Health and Safety Permit, and (iii) there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body challenging an application for, or the modification, amendment or issuance of, any Environmental Health and Safety Permit, except, in the case of either (i), (ii) or (iii), which could not reasonably be expected to result in a Material Adverse Change;
(c)there are no pending or, to the knowledge of any Loan Party, threatened Environmental Health and Safety Claims against any Loan Party or any Subsidiary of any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Change;
(d)neither the Loan Parties nor their Subsidiaries, nor their real property, are subject to any Environmental Health and Safety Orders, except where the existence of any such Environmental Health and Safety Orders could not reasonably be expected to result in a Material Adverse Change;
(e)no Lien or encumbrance on the ownership, occupancy, use or transferability of the Loan Parties’ real property, whether owned or leased (other than Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge]), authorized by Environmental Health and Safety Laws exists against any of the Loan Parties’ real property, whether owned or leased, which such Lien or encumbrance could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has any reason to believe that such a Lien or encumbrance (other than Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge]) may be imposed, attached or be filed or recorded against any real property, whether owned or leased, of any Loan Party or any Subsidiary, which Lien or encumbrance could reasonably be expected to result in a Material Adverse Change.
6.17Title to Real Property.  Each Loan Party and each Subsidiary of each Loan Party has (i) Mining Title to all Active Operating Properties that are necessary or appropriate for the Borrower and its Subsidiaries to conduct their respective operations in all material respects, (ii) and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, good and valid title to all of their other respective assets, in the case of both the foregoing items (i) and (ii) of this sentence, free and clear of all Liens and encumbrances except Liens permitted pursuant to Section 9.2 [Liens; Negative Pledge], and subject to the terms and conditions of the applicable leases; provided, however, a Loan Party or a Subsidiary of a Loan Party shall not be in breach of the foregoing in the event that (x) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party or Subsidiary of such Loan Party or (y) such Loan Party’s or such Subsidiary’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.

6.18Status of Pledged Collateral.  All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor thereof free and clear of any Lien or restriction on transfer, except for (i) Liens securing any ABL Facility or other permitted secured Debt that is subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (ii) other Permitted Liens arising by operation of law, and as otherwise provided by the Pledge Agreement and except as the right of the Secured Parties to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws.  Other than to the extent delivered to the Administrative Agent pursuant to Section 7.1 or in connection with any joinder of a Guarantor, there are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral, except for the partnership agreements and limited liability company agreements described on Schedule 6.18. The Loan Parties have delivered true and complete copies of the partnership agreements and limited liability company agreements described on Schedule 6.18 to the Administrative Agent.
6.19Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary under any Law in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except for any consents (i) that have been obtained prior to the Closing Date and are in full force and effect or (ii) of which the failure to obtain would not reasonably be expected to result in a Material Adverse Change.
6.20No Event of Default; Compliance With Instruments and Material Contracts.  No event has occurred and is continuing, and no condition exists or will exist after giving effect to the borrowings of the Term Loans made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.  All Material Contracts to which any Loan Party or Subsidiary of any Loan Party is bound are valid, binding and enforceable upon such Loan Party or Subsidiary and to the best knowledge of the Borrower upon each of the other parties thereto in accordance with their respective terms except in each case to the extent the same could not reasonably be expected to result in a Material Adverse Change.  None of the Loan Parties or their Subsidiaries is bound by any Contractual Obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.
6.21Compliance with Laws.  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 6.16, but including all Mining Laws (to the extent not covered by Environmental Health and Safety Laws which are specifically addressed in Section

6.16)) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.22Investment Companies.  None of the Loan Parties is an "investment company" registered or required to be registered under the Investment Company Act of 1940.
6.23Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by the Borrower or any of its Subsidiaries under any Environmental Health and Safety Laws or Contractual Obligation are in full force and effect except for any failure which individually or when taken together with all failures under all such bonds would not reasonably be expected to result in a Material Adverse Change, and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Loans made after the Closing Date) contemplated by this Agreement, provided that certain of such bonds may be terminated, suspended or revoked so long as, taken together, such events could not reasonably be expected to result in a Material Adverse Change.  All required guaranties of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change.
6.24Coal Supply Agreements.  As of the Closing Date, all Coal Supply Agreements to which the Borrower or any of its Subsidiaries is subject or by which it is bound are in full force and effect, except for any failure which individually or when taken together with all failures under all Coal Supply Agreements would not reasonably be expected to result in a Material Adverse Change.
6.25Solvency.  On the Closing Date and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.
6.26Sanctions.  Each Loan Party represents and warrants that each Covered Entity, and its directors and officers, and, to the knowledge of any Loan Party, any employee, agent, or affiliate acting on behalf of such Covered Entity:  (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of Sanctions, and is not, directly or indirectly, taking any act that would cause any Covered Entity to be in violation of applicable Sanctions.  Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions.  Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral. None of the Borrower or any Subsidiary of the Borrower is identified on any List of Parties of Concern maintained by the U.S. Department of Commerce.
6.27Anti-Corruption LawsEach Loan Party represents and warrants that each Covered Entity, and its directors and officers, and, to the knowledge of any Loan Party, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or knowingly indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person in violation of Anti-Corruption Laws.  No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received formal notice that it is subject of an investigation by an Official Body regarding compliance with Anti-Corruption Law.  Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.Certificate of Beneficial Ownership

.  As of the Closing Date, to the best knowledge of the Borrower, the Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

Article 7
CONDITIONS OF LENDING
7.1Conditions of Lending.

This Agreement shall become effective and the Lenders shall make the Term Loans available to the Borrower on the first date on which each of the following conditions is satisfied or waived (in accordance with Section 12.1).

(a)The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement from the Lenders and the Borrower;
(ii)evidence reasonably satisfactory to the Administrative Agent that substantially concurrently with the making of the Term Loans on the Closing Date, the Existing Credit Agreement shall have been repaid in full and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination and release of guarantees, Liens and security interests granted in connection therewith;
(iii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary or other Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (A) all corporate or limited liability company action taken by each Loan Party in connection with this Agreement and the other Loan Documents, together with copies of resolutions or written consent; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iv)a written opinion of Latham & Watkins LLP, counsel for the Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;
(v)a written opinion of Jackson Kelly LLP, as West Virginia, Virginia and Kentucky counsel for the Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;
(vi)a certificate from a Responsible Officer of the Borrower as to the following certifications (as of the Closing Date): (A) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to "materiality," "Material Adverse Change" or similar language, in all respects) on and as of the date thereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties are true and correct in all material respects as of such earlier date) and (B) no Event of Default or Potential Default has occurred and is continuing;
(vii)an executed Loan Request;
(viii)the Statements;
(ix)Notes payable to the Lenders (and their registered assigns) to the extent requested by any Lender;
(x)a solvency certificate substantially in the form attached hereto as Exhibit F certified by the chief financial officer or the treasurer of the Borrower that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the Transactions;
(xi)executed counterparts of the Guaranty Agreement, the Security Agreement and the Pledge Agreement;
(xii)executed counterparts of applicable joinder documentation with respect to the ABL Intercreditor Agreement and Pari Passu Intercreditor Agreement;
(xiii)proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the Security Agreement, appropriate equity certificates (where applicable) representing the Pledged Collateral (as defined in the Pledge Agreement) accompanied by and related powers executed in blank, and instruments, if any, evidencing any Pledged Notes (as defined in the Security Agreement) indorsed in blank;
(xiv)Patent, Trademark and Copyright Security Agreements, in recordable form for the United States Patent and Trademark Office and United States Copyright Office, as applicable, covering the registered intellectual property listed on the applicable schedules to such Patent, Trademark and Copyright Security Agreements, duly executed by the Borrower and each other person that is a Loan Party on the Closing Date;
(xv)except as set forth in Section 8.17, evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and/or lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as additional insured, mortgagee and/or lender loss payee, as applicable;
(xvi)the Perfection Certificate; and
(xvii)bring down (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches.
(b)The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, any other Loan Document and any engagement or fee letter with the arrangers or any of their Affiliates, including and together with, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid hereunder or under any such letter or document.
(c)The Administrative Agent shall have received, at least five Business Days prior to the Closing Date (to the extent requested by the Administrative Agent at least ten Business Days prior to the Closing Date), all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(d)Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Article 8
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Facility Termination Date, the Borrower shall, and shall cause each of its Subsidiaries to, comply at all times with the following affirmative covenants:

8.1Preservation of Existence, Etc. The Borrower shall maintain its legal existence as a corporation. The Borrower shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, except as otherwise expressly permitted in Section 9.6 or Section

9.7. The Borrower shall maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could not reasonably be expected to result in a Material Adverse Change.  The Borrower shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Change.

8.2Payment of Liabilities, Including Taxes, Etc. Except where failure to do so could not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid after becoming due, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the Borrower other than any such Tax or claim which is being contested in good faith and by proper proceedings and with respect to which there are proper reserves as required by GAAP.
8.3Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.  The Loan Parties shall deliver to the (x) Administrative Agent on the Closing Date, at the reasonable request of the Administrative Agent and annually thereafter an original certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and, (y) at the request of the Administrative Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.  Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Administrative Agent, which shall specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured.  Upon the occurrence of an Event of Default under Sections 10.1(a) (unless that has been waived), 10.1(k) or 10.1(l), monies constituting insurance proceeds or condemnation proceeds (other than any insurance proceeds or condemnation proceeds constituting ABL Priority Collateral) shall be paid to the Administrative Agent and applied in accordance with Section 10.1(e) and the Collateral Documents.
8.4Maintenance of Properties and Leases.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its respective material properties, necessary or useful in the proper conduct of the business of the Borrower or such Subsidiary of the Borrower, in good working order and condition, ordinary wear and tear excepted (except as otherwise expressly permitted by this Agreement).  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure to so maintain the same would constitute a Material Adverse Change.

8.5Inspection Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent and each Lender (so long as no Event of Default has occurred and is continuing, at the Administrative Agent’s or such Lender’s expense) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Administrative Agent or such Lender may reasonably request, provided that (i) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection by such Lender (and the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection by the Administrative Agent), (ii) no Lender shall exercise any rights under this clause (e) until an Event of Default has occurred and is continuing, (iii) all such visits and inspections shall be made in accordance with the Borrower’s standard safety, visit and inspection procedures, (iv) no such visit or inspection shall interfere with such Borrower’s normal business operation and (v) without the Borrower’s express written permission, no such visit shall include any collection of samples of soil, groundwater, wastewater, building material or other environmental media.
8.6Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.7Compliance with Laws; Use of Proceeds.
(a)The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 8.10 in all respects, provided that it shall not be deemed to be a violation of this Section 8.7 if any failure to comply with any Law would not result in fines, penalties, costs, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.
(b)The Borrower will use the proceeds of the Term Loans funded on the Closing Date solely (i) to refinance a portion of the Debt outstanding under the Existing Credit Agreement (as defined below), (ii) pay fees and expenses incurred in connection with the Transactions, and (iii) for general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not, directly or knowingly indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).  No part of the proceeds of the Loans will be used, directly or knowingly indirectly, in violation of the Anti-Corruption Laws.  The Borrower will not use the proceeds of any Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock.
(c)The Borrower shall, and shall cause each of its Subsidiaries to, maintain in effect measures or policies and procedures reasonably designed to promote compliance by the Borrower, each of its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries with the FCPA and any other applicable Anti-Corruption Laws and applicable Sanctions.
8.8Additional Subsidiaries, Collateral; Further Assurances.
(a)Collateral Documents and Liens.
(i)The Borrower shall and shall cause each of the Loan Parties to execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the Collateral Documents reasonably necessary, or as the Administrative Agent may reasonably deem necessary, to grant first priority perfected liens and security interests (subject only to Liens permitted pursuant to Section 9.2) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Liens permitted pursuant to Section 9.2) in and to the assets of the Loan Parties that constitute ABL Priority Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, other than Excluded Property.
(ii)The Borrower shall and shall cause each Loan Party, from time to time, at its expense, to preserve and protect the Administrative Agent’s Lien on the Collateral as a continuing first priority perfected Lien (subject only to Liens permitted pursuant to Section 9.2) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Liens permitted pursuant to Section 9.2) in and to the assets of the Loan Parties (other than Excluded Property) that constitute ABL Priority Collateral, except to the extent otherwise permitted hereunder, and shall do such other acts and things as may be necessary or as the Administrative Agent may reasonably deem necessary from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, except to the extent otherwise permitted hereunder.
(b)Equity Interests in Bonding Subsidiaries.  In the event that the Borrower or any Subsidiary of the Borrower is required to pledge the equity interests of any Bonding Subsidiary in favor of any provider of surety bonds required by the lessor of the leasehold interest held by such Bonding Subsidiary as otherwise permitted by Section 9.14, then prior to the granting of such lien, the Borrower shall use commercially reasonable good faith effort to grant a second priority perfected lien in such equity interests to the Administrative Agent for the benefit of the Secured Parties subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
(c)Requirements for Permitted Joint Ventures.  Notwithstanding the foregoing provisions of this Section 8.8 with respect to any Permitted Joint Venture, neither the Borrower nor any Subsidiary of the Borrower shall be required to pledge the equity interests of such Permitted Joint Venture if and to the extent such equity interests shall constitute Excluded Property, provided that, in the case of a Person that becomes a Permitted Joint Venture after the Closing Date and whose equity interests shall constitute Excluded Property, upon the date such Person becomes a Permitted Joint Venture, (x) the equity interests of such Permitted Joint Venture shall be held by a JV holding Company and (y) the equity interests in such JV Holding Company shall constitute Collateral.
(d)Requirements for Significant Subsidiaries.
(i)Guarantees.  Within forty-five (45) days (or such longer period as may be extended by the Administrative Agent in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Closing Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall: (i) cause each such Significant Subsidiary to execute a guarantor joinder pursuant to which it shall (x) join as a Guarantor, a "Pledgor" (as defined in the "Pledge Agreement") and a "Debtor" (as defined in the Security Agreement) under each of the documents to which the Guarantors are parties and (y) grant a lien and pledge its assets, other than Excluded Property, to the Administrative Agent for the benefit of the Secured Parties on a first priority perfected basis (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral; (ii) execute and deliver to the Administrative Agent documents, modified as appropriate to relate to such Significant Subsidiary, in the forms described in Sections 7.1(a)(iii), 7.1(a)(iv) and 7.1(a)(vi) (iii) provide the Administrative Agent, in writing, with updates to the Schedules attached hereto as may be necessary or appropriate to update the same with respect to each joining Guarantor and (iv) deliver to the Administrative Agent such other documents and agreements as the Administrative Agent may reasonably request.
(ii)Collateral.  Within forty-five (45) days (or such longer period as may be extended by the Administrative Agent in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Closing Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall cause such new Significant Subsidiary to, unless the Administrative Agent otherwise agrees in its reasonable discretion, (i) execute and deliver to the Administrative Agent a Perfection Certificate, relating to such Significant Subsidiary, (ii) execute and deliver to the Administrative Agent a joinder agreement to the ABL Intercreditor Agreement (if any) in the manner provided therein, (iii) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interest of such Significant Subsidiary (except to the extent constituting Excluded Property) that are owned by another Loan Party to be pledged on a first priority perfected basis to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement (subject only to Liens permitted pursuant to Section 9.2), (iv) execute and deliver to the Administrative Agent for the benefit of the Secured Parties any other applicable Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent, including without limitation, Patent, Trademark and Copyright Security Agreements (subject to the below proviso) necessary or reasonably requested by the Administrative Agent to grant first priority perfected liens and security interests (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Liens permitted pursuant to Section 9.2) in and to the assets of the Loan Parties (other than Excluded Property) that constitute ABL Priority Collateral in favor of the Administrative Agent for the benefit of the Secured Parties (other than Excluded Property), including proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the relevant Collateral Documents and appropriate equity certificates and powers evidencing the Collateral pledged pursuant to the Pledge Agreement, (v) obtain Uniform Commercial Code, lien, tax and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be reasonably satisfactory to the Administrative Agent and (vi) if reasonably requested by the Administrative Agent, deliver opinions of legal counsel with respect to such new Significant Subsidiary, including, if reasonably requested by the Administrative Agent, opinions of local counsel in each applicable jurisdiction, with such opinions to be reasonably satisfactory to the Administrative Agent in its reasonable discretion.
(e)Further Assurances.  Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on Collateral as a continuing first priority perfected Lien, subject only to Liens permitted pursuant to Section 9.2, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
8.9Sanctions and other Anti-Money Laundering Laws; Anti-Corruption Laws.  Each Loan Party hereby agrees that it shall: (a) promptly, but in no event no later than ten (10) days from the occurrence thereof, notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Administrative Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and maintain in effect policies and procedures reasonably designed to promote compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

8.10Environmental Health and Safety Matters.  The Borrower shall, and shall cause each of its Subsidiaries to (i) comply with applicable Environmental Health and Safety Laws and Environmental Health and Safety Orders; (ii) obtain, maintain in full force and effect and comply with the terms and conditions of all Environmental Health and Safety Permits; (iii) take reasonable precautions to prevent Contamination on the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; (iv) take reasonable precautions against the imposition, attachment, filing or recording of any Lien (other than Permitted Liens) or other encumbrance authorized by Environmental Health and Safety Laws (other than Permitted Liens) to be imposed, attached or be filed or recorded against the real property or any other real property owned or leased by any of them; and (v) perform or pay for performance of any Remedial Actions necessary to (A) comply with Environmental Health and Safety Laws or respond to any Environmental Health and Safety Claim and Environmental Health and Safety Order related to the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, or (B) to manage Contamination at, in, on, under, emanating to or from or otherwise affecting the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; except, in the case of each of clauses (i) through (v) above, as could not reasonably be expected to result in a Material Adverse Change; provided, in each case, that a failure to take such actions described above shall not be a violation of this Section 8.10 if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental Health and Safety Laws.
8.11Subordination of Intercompany Loans.  Each Loan Party agrees that any intercompany Debt, loans or advances owed by (i) any Loan Party to any other Loan Party and (ii) any Loan Party to any Non-Guarantor Subsidiary shall be subordinated to the payment of the Obligations.
8.12[Reserved].
8.13Organizational Changes.  The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, effect any change (A) in its legal name, (B) [Reserved], (C) in its identity or organizational structure, or (D) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless it shall have given the Administrative Agent prior written notice thereof (or, solely in the case of the Borrower, ten calendar days’ prior written notice thereof) clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request.
8.14Keepwell.  Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 8.14 shall remain in full force and effect until the Facility Termination Date.  Each Qualified ECP Loan Party intends that this Section 8.14 constitute, and this Section 8.14 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8.15Reporting Requirements.  The Borrower covenants and agrees that, until the Facility Termination Date, the Borrower will furnish or cause to be furnished to the Administrative Agent, for delivery to each of the Lenders:
(a)Quarterly Financial Statements.  Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.15(a) if within forty-five (45) days after the end of its fiscal quarter (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent (for delivery to each of the Lenders) a copy of the Borrower’s Form 10Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section.
(b)Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent (it being understood and agreed that Ernst & Young LLP is reasonably satisfactory).  The certificate or report of accountants shall be free of qualifications (other than (i) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (ii) any "going concern" or like qualifications as may be required as a result of a projected failure to comply with a financial covenant in any ABL Facility or an upcoming maturity date under the Facility or any Working Capital Facility that is scheduled to occur within one (1) year of the time the report and opinion are delivered) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.  The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.15(b) if within ninety (90) days after the end of its fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent (for delivery to each of the Lenders) a copy of the Borrower’s Annual Report and Form 10K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.
8.16Certificates; Notices; Additional Information.  The Borrower covenants and agrees that until the Facility Termination Date, the Borrower will furnish or cause to be furnished to the Administrative Agent, for delivery to each of the Lenders:
(a)Certificate of the Borrower.  Concurrently with any delivery of financial statements under Section 8.15(a) and (b), a certificate of the Borrower signed by a Responsible Officer (a "Compliance Certificate"), substantially in the form of Exhibit E: (i) confirming that, no Event of Default or Potential Default exists and is continuing on the date of such Compliance Certificate, (ii) containing a list of each Significant Subsidiary and each Non-Guarantor Subsidiary (and whether such Subsidiary is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary), other than those set forth on Schedule 6.2, (iii) confirming that each Significant Subsidiary has joined the Loan Documents in accordance with the requirements of Section 8.8, (iv) [Reserved], and (v) setting forth the reasonably detailed calculations of the covenants set forth in Sections 9.15, 9.16 and 9.17 each as of the end of such applicable period.
(b)SEC Website.  (A) The delivery by the Borrower to the Administrative Agent of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of Section 8.15(b) solely to the extent such annual reports include the information specified herein and (B) the delivery by the Borrower to the Administrative Agent of quarterly reports on Form 10-Q of by the Borrower and its consolidated subsidiaries shall satisfy the requirements of Section 8.15(a) solely to the extent such quarterly reports include the information specified herein.
(c)Notices.  Written notice to the Administrative Agent for distribution to the Lenders:
(i)promptly after any Responsible Officer of the Borrower has learned of the occurrence of any Potential Default or Event of Default; and

(ii)promptly after any Responsible Officer of the Borrower has learned of any event which would reasonably be expected to result in a Material Adverse Change.

(d)Certain Events.  Written notice to the Administrative Agent for distribution to the Lenders as required by Section 8.16(a), with respect to any proposed acquisition of assets pursuant to such Section of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 5.3, any material amendment to the organizational documents of any Loan Party, and of any material change in accounting policies or financial reporting practices by any Loan Party.
(e)Environmental Health and Safety Matters.  Reasonably prompt written notice upon Borrower or applicable Subsidiary obtaining actual knowledge of any of the following which has resulted or could reasonably be expected to result in a Material Adverse Change: (A) the existence of material Contamination; (B) the receipt by Borrower or any of its Subsidiaries of a material Environmental Health and Safety Claim or Environmental Health and Safety Order; (C) the imposition, attachment, filing or recording against the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party of a Lien (other than a Permitted Lien) or other encumbrance authorized under Environmental Health and Safety Laws; (D) the inability to obtain or renew a material Environmental Health and Safety Permit, a notice from an Official Body that it has, will or intends to suspend, revoke or adversely amend or alter, in whole or in part, any Environmental Health and Safety Permit or knowledge that a Person has filed a suit or claim or instituted a proceeding challenging the application for, or the modification, amendment or issuance of any Environmental Health and Safety Permit; or (E) any violation of Environmental Health and Safety Laws, Environmental Health and Safety Permits or Environmental Health and Safety Order by the Borrower or any of its Subsidiaries; provided, in each case, that a failure to provide such written notice shall not be a violation of this Section 8.16(e) if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental Health and Safety Laws.
(f)Other Reports and Information.
(i)Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders and regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that, subject to Section 8.16(b), the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,
(ii)Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body,
(iii)Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, and
(iv)Promptly upon request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(g)Platform.  The Borrower hereby acknowledges that (i) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the "Platform") and (ii) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material nonpublic information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.9; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".  Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked "PUBLIC", unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Term Loan Facility provided for by this Agreement and (3) all financial statements, reports and certificates delivered pursuant to Sections 8.15(a) and 8.15(b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

8.17Post-Closing Covenants.  The Borrower shall, and shall cause its Subsidiaries to, satisfy the requirements set forth in Schedule 8.17 on or before the date specified for such requirements, in each case as such date may be extended at the sole discretion of the Administrative Agent.

Article 9
NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Facility Termination Date, the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following negative covenants:

9.1Indebtedness.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Debt, except:
(i)Debt under the Loan Documents or in respect of any of the other Obligations;
(ii)Debt (including, without limitation, letters of credit) on account of any demand, request or requirement of any Official Body for any surety bond, letter of credit or other financial assurance pursuant to any Mining Laws, Reclamation Laws or Environmental Health and Safety Laws, or any related Permit, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;
(iii)Debt of the Borrower constituting unsecured notes not to exceed an aggregate principal amount of $500,000,000; provided that (1) (x) the final stated maturity of such Debt shall not be sooner than the Latest Maturity Date at the time such Debt is issued, (y) the Weighted Average Life to Maturity of such Debt is greater than the Weighted Average Life to Maturity of each class of Term Loans then in effect and (z) such Debt does not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 5.3 hereof) or change of control prepayment provisions and a customary acceleration right after an event of default, in each case, to the extent permitted under Section 9.5), in each case prior to the Latest Maturity Date at the time such Debt is incurred, (2) no Potential Default or Event of Default (or no Potential Default or Event of Default under Section 10.1(a)), 10.1(k) or 10.1(l) in the event that such Debt is used to fund a Limited Condition Acquisition) shall have occurred or be continuing at the time of occurrence of such Debt or would result therefrom, (3) the Borrower can demonstrate pro forma compliance with Sections 9.15, 9.16 and 9.17 after giving pro forma effect to the incurrence of such Debt as if it had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to incurring such Debt for which consolidated financial statements of the Borrower are delivered (or are required to be delivered) pursuant to Section 8.15(a), (4) to the extent guaranteed, such Debt shall not be guaranteed by a Subsidiary that is not a Guarantor of the Obligations (and, for the avoidance of doubt, the guarantee of such Debt in accordance with this clause (iii) is permitted) and (5) to the extent subordinated, such Debt must be on subordination terms reasonably satisfactory to the Administrative Agent.
(iv)Debt of the Borrower constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien ranking junior to the Liens securing the Obligations or (C) debt securities that are secured by a Lien ranking pari passu with the Liens securing the Obligations in an aggregate principal amount, which constitutes a Permitted

Refinancing of some or all of the Term Loans incurred hereunder and has an aggregate principal amount which does not exceed the principal amount of the Term Loans hereunder which are being so refinanced except with respect to any Permitted Refinancing Increase (such Debt, the "Refinancing Notes"); provided that (1) with respect to Refinancing Notes incurred under clause (C) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the maturity date of the Term Loans being refinanced, (y) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans being refinanced and (z) such Refinancing Notes shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Debt is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 5.3 hereof, (2) with respect to Refinancing Notes incurred under clause (A) or (B) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the maturity date of the Term Loans being refinanced, (y) the Weighted Average Life to Maturity of such Refinancing Notes is greater than the Weighted Average Life to Maturity of the Term Loans being refinanced and (z) such Refinancing Notes do not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 5.3 hereof) or change of control prepayment provisions and a customary acceleration right after an event of default, in each case, to the extent permitted under Section 9.5), in each case prior to the Latest Maturity Date at the time such Refinancing Notes are incurred, (3) no Potential Default or Event of Default shall have occurred or be continuing at the time of occurrence of such Refinancing Notes or would result therefrom, (4) to the extent secured, (x) such Debt shall not be secured by a Lien on any asset of the Borrower and its Subsidiaries that does not also secure the Obligations and (y) such Debt shall be subject to a pari passu or junior lien intercreditor agreement, as applicable, on terms reasonably acceptable to the Administrative Agent, (5) to the extent guaranteed, such Debt shall not be guaranteed by a Subsidiary that is not a Guarantor of the Obligations (and, for the avoidance of doubt, the guarantee of such Debt in accordance with this clause (iv) is permitted), (6) to the extent subordinated, such Debt must be on subordination terms reasonably satisfactory to the Administrative Agent and (7) the proceeds of such Refinancing Notes (other than proceeds of such Refinancing Notes that are used to fund a Permitted Refinancing Increase (as set forth in clauses (a) and (b) of the definition of such term) in connection with such Refinancing Notes) shall be applied, on a dollar-for-dollar basis, substantially concurrently with the incurrence thereof, to the prepayment of the Term Loans being refinanced;
(v)(A) Debt of any Loan Party payable to any other Loan Party (including Disqualified Equity Interests issued to any Loan Party), it being understood and agreed that such Debt (other than Disqualified Equity Interests) is subordinated to the Obligations of the Loan Parties under the Loan Documents, (B) Debt of any Non-Guarantor Subsidiary payable to any other Non-Guarantor Subsidiary, (C) loans or guaranties from any Non-Guarantor Subsidiary to any Loan Party, it being understood and agreed that such Debt is subordinated to the Obligations of the Loan Parties under the Loan Documents, and (D) Debt of any Non-Guarantor Subsidiary payable to any Loan Party to the extent such Debt would constitute a permitted Investment under Section 9.3(xvi);

(vi)Debt of the Borrower and its Subsidiaries existing on the Closing Date and included on Schedule 9.1 and any Permitted Refinancings thereof;
(vii)[reserved];
(viii)Debt or other obligations of the Borrower and its Subsidiaries in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests so long as the aggregate amount for the Borrower and its Subsidiaries of all Debt and other obligations permitted by this clause (viii) shall not exceed, at any time outstanding the greater of $100,000,000 and 5.0% of Consolidated Net Tangible Assets;
(ix)Debt (x) of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) in connection with any Permitted Acquisition or Permitted Joint Venture or Debt of any Person that is assumed by the Borrower any Subsidiary in connection with any Permitted Acquisition or Permitted Joint Venture; provided that (i) such Debt was not incurred in contemplation of such Permitted Acquisition or Permitted Joint Venture and (ii) immediately prior and after giving pro forma effect to the assumption of such Debt, the Total Net Leverage Ratio is no greater than 3.00:1.00 as if such Debt was assumed at the beginning of the most recent four consecutive fiscal quarters ending prior to such assumption for which consolidated financial statements of the Borrower have been (or were required to be) delivered to the Administrative Agent pursuant to Sections 8.15(a) or (b) or (y) constituting a Permitted Refinancing of the foregoing;
(x)subject to Section 9.3 and Section 9.14, Debt of any Bonding Subsidiary payable to the Borrower;
(xi)Debt of (i) the Securitization Subsidiaries pursuant to Permitted Receivables Financings and (ii) the Loan Parties pursuant to an ABL Credit Agreement shall not exceed, in the aggregate for clauses (i) and (ii), at any time outstanding the greater of $300,000,000 and 15.0% of Consolidated Net Tangible Assets, and in each case, any Permitted Refinancing thereof;
(xii)Debt (i) in respect of Hedging Transactions entered into in the ordinary course of business consistent with past practice or (ii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services including, but not limited to, treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in each case entered into or arising in the ordinary course of business;
(xiii)Debt (including any Permitted Refinancing thereof) secured by Liens permitted by clause (xiv) of the definition of Permitted Liens;
(xiv)Guaranties in respect of Debt otherwise permitted hereunder;
(xv)Debt relating to the financing of insurance policy premiums;

(xvi)other unsecured or subordinated Debt in an aggregate principal amount not to exceed the greater of $50,000,000 and 2.5% of Consolidated Net Tangible Assets; and
(xvii)Debt of Non-Guarantor Subsidiaries which, when combined with the aggregate amount of Investments permitted pursuant Section 9.3(xvi), does not exceed at any one time the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets.
9.2Liens; Negative Pledge.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, except, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any Contractual Obligation that prohibits or restricts the Borrower’s or its Subsidiaries’ ability to grant a security interest or Lien on any of the Collateral to the Administrative Agent or any of the other Secured Parties in connection with this Agreement or any other Loan Document (as such Agreement or Loan Documents may be amended, restated, modified or supplemented); provided that the foregoing clause (ii) shall not apply to any Contractual Obligations which:
(a)are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower and do not extend beyond such Subsidiary and its subsidiaries;
(b)arise in connection with any Permitted Lien under clause (vii) of such definition to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;
(c)arise under loan documents or other agreements in connection with Debt permitted by Section 9.1 (other than secured Debt permitted by Section 9.1(viii)), including the ABL Documents, and documents in connection with the Permitted Refinancing of any of the foregoing; provided that such restrictions (i) apply solely to Non-Guarantor Subsidiaries or (ii) are no more restrictive with respect to the Borrower and its Subsidiaries than the limitations (taken as a whole) set forth in the Loan Documents and do not materially impair the Borrower’s ability to grant the security interests to the Administrative Agent contemplated by the Loan Documents or pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by the Borrower);
(d)are contained in agreements relating to any Disposition permitted by Section 9.7 solely with respect to the assets that are the subject of such Disposition;
(e)are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the equity interests therein;
(f)are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby, so long as such restrictions relate solely to the assets subject thereto;

(g)are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;
(h)are customary limitations existing under or by reason of leases entered into in the ordinary course of business;
(i)are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;
(j)are customary provisions restricting assignment of any agreements;
(k)are restrictions imposed by any agreement relating to any Permitted Receivables Financing to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Receivables Financing; or
(l)are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (k) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
9.3Loans and Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make any Investment in notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)trade credit extended on usual and customary terms in the ordinary course of business and stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary in satisfaction of judgments;

(ii)(A) Investments by the Borrower or any of its Subsidiaries in any Loan Party and (B) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(iii)(A) Permitted Investments and Investments in cash and (B) any Investments arising in connection with any Hedging Transactions;

(iv)Investments in Permitted Joint Ventures as permitted by Section 8.8(c);

(v)bonds required in the ordinary course of business of the Borrower and its Subsidiaries, including without limitation, surety bonds, royalty bonds or bonds securing performance by the Borrower or a Subsidiary of the Borrower under bonus bids;

(vi)loans by the Borrower to any Bonding Subsidiary; provided, however (x) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Administrative Agent, and such note shall be pledged pursuant to the applicable Collateral Document to the Administrative Agent for the benefit of the Secured Parties and (y) any loans by the Borrower to any Bonding Subsidiary shall in each and every case be subject to Section 9.14;

(vii)so long as no Event of Default is continuing immediately prior to making such Investment or would result therefrom, Investments in an amount equal to the greater of (a) $50,000,000 or (b) 3.0% of Consolidated Net Tangible Assets;

(viii)other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, provided that, (i) the Total Net Leverage Ratio is less than or equal to 1.50:1.00 and (ii) the pro forma Liquidity of the Borrower is greater than or equal to $200,000,000, each after giving pro forma effect to such Investment and the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the making of such Investment for which consolidated financial statements of the Borrower are delivered (or are required to be delivered) pursuant to Section 8.15(a) or (b).

(ix)Investments arising as a result of Permitted Receivables Financings;

(x)Investments by Borrower of the type described in clause (i) of the definition of Investments in any Bonding Subsidiary, provided that any such Investments by the Borrower in any Bonding Subsidiary shall in each case be subject to Section 9.14;

(xi)any transaction which is an Investment permitted by Section 9.6 (including, without limitation, any Permitted Acquisition), Section 9.7 (including, without limitation, Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted thereunder) or Section 9.4;

(xii)any guaranty which is permitted under Section 9.1;

(xiii) (A) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (B) loans or advances to employees made in the ordinary course of business and consistent with past practice, provided that such loans and advances to all such employees do not exceed an aggregate amount outstanding at any time equal to the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets;

(xiv)Investments existing as of the Closing Date and set forth on Schedule 9.3, and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

(xv)to the extent constituting an Investment, the repurchase, repayment, defeasance or retirement of any Debt of the Borrower or any Subsidiary to the extent such repurchase, prepayment or retirement is expressly permitted hereunder; and

(xvi)Investments by the Borrower and the Guarantors in Non-Guarantor Subsidiaries, which, when combined with the aggregate amount of Debt permitted pursuant Section 9.1(xvii), does not exceed at any time the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets.

9.4Dividends and Related Distributions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of the capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or set aside any amount for any such purposes (any of the above, a "Restricted Payment"), except that:
(a)Restricted Payments in an amount when added to the Restricted Payments permitted under clause (c) of this Section 9.4, shall not, in any fiscal year, exceed $100,000,000 and so long as no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom;
(b)any Subsidiary of the Borrower may declare and pay dividends or make any other distribution (by reduction of capital or otherwise) to, or repurchase its capital stock or equity interests from, the Borrower or any other Subsidiary of the Borrower (or, in the case of non-wholly owned Subsidiaries of the Borrower, to the Borrower or any other Subsidiary that is a direct or indirect parent of such non-wholly-owned Subsidiary and to each other owner of equity interests of such non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or its applicable Subsidiary) based on their relative ownership interests);
(c)(A) so long as no Event of Default shall exist immediately prior to or after giving effect to such stock purchase or redemption, stock purchases or redemptions (other than repurchases described in clause (B) of this Section 9.4(c)) in connection with the rights of employees or members of the board of directors of the Borrower or any of its Subsidiaries of any capital stock or equity interests issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder, provided that the aggregate consideration of such stock purchase and redemptions made pursuant to this clause (A) when added to the Restricted Payments permitted under clause (a) of this Section 9.4 shall not, in any fiscal year, exceed $100,000,000 and (B) repurchases of equity interests deemed to occur upon (1) the exercise of stock options if the equity interests represent a portion of the exercise price thereof or (2) the withholding of a portion of equity interests issued to employees and other participants under an equity compensation program of the Borrower and its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance;

(d)dividends or other distributions payable solely in capital stock or equity interests;

(e)the Borrower may declare and make Restricted Payments; provided that, (i), the Total Net Leverage Ratio is less than 1.00:1.00 and (ii) the pro forma Liquidity of the Borrower is greater than or equal to $200,000,000, each after giving pro forma effect to such Restricted Payment and the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the making of such Restricted Payment for which consolidated financial statements of the Borrower are delivered (or are required to be delivered) pursuant to Section 8.15(a) or (b); or

(f)for any taxable year in which the Borrower is a member of a consolidated, combined, unitary or similar income tax group (a "Tax Group") of which a parent entity is the common parent, or in which the Borrower is disregarded as an entity separate from a parent entity that is a C corporation for U.S. federal income tax purposes, to such parent entity to pay the consolidated, combined, unitary or similar income tax liabilities of such Tax Group or taxes of such parent entity, as applicable, to the extent attributable to the taxable income, gross receipts or gross profits of the Borrower or its subsidiaries in an aggregate amount not to exceed the amount of such taxes that the Borrower and its subsidiaries would have paid for such taxable period had the Borrower and its subsidiaries been a standalone corporate taxpayer or a standalone Tax Group for all applicable taxable periods (without duplication, for the avoidance of doubt, of any such taxes paid by the Borrower or any of its subsidiaries directly to the relevant taxing authority).

9.5Payment of Other Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner any Debt that is owed to a third party that is subordinated to the Obligations or Debt that is secured by a Lien ranking junior to the Liens securing the Obligations (excluding, for the avoidance of doubt, permitted unsecured Debt, any Permitted Receivables Financing and the ABL Obligations), except:

(i)the conversion (or exchange) of any such Debt to, or the payment of any such Debt from the proceeds of the issuance of, the common stock or other equity interests of the Borrower (other than Disqualified Equity Interests);

(ii)for a Permitted Refinancing thereof;

(iii)payments of or in respect of any such Debt in an aggregate amount not to exceed the Cumulative Amount, so long as (x) no Event of Default is continuing immediately prior to making such payment or would result therefrom and (y) the Total Net Leverage Ratio does not exceed 2.50:1.00 after giving pro forma effect to such payment; or

(iv)so long as no Event of Default has occurred and is continuing, other payments of or in respect of any such Debt in an aggregate amount not to exceed $100,000,000.

9.6Liquidations, Mergers, Consolidations, Acquisitions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind up its affairs, or consummate any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i) (A)  any Loan Party, other than the Borrower, may consolidate or merge into the Borrower or any other Loan Party and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, (B) any Non-Guarantor Subsidiary may consolidate or merge into any other Non-Guarantor Subsidiary, (C) any Non-Guarantor Subsidiary may consolidate or merge into any Loan Party, so long as such Loan Party survives such merger or consolidation and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, and (D) any transaction otherwise permitted by Section 9.7 and Section 9.3 shall be permitted under this Section 9.6;

(ii)the Borrower or any Subsidiary may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that each of the following requirements is met:

(1)  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complementary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 9.10, in the case of any merger a Loan Party shall be the surviving entity after giving effect to such transaction and, to the extent that a Significant Subsidiary is acquired or formed in connection with or as a result of such acquisition, the Loan Parties shall comply with the provisions of Section 9.9 and Section 8.8(d) and, to the extent the assets or business acquired constitute Collateral, the Loan Parties shall comply with the provisions of Section 8.8(a);

(2)  no Potential Default or Event of Default shall exist immediately prior to and immediately after giving effect to such Permitted Acquisition; provided that, subject to Section 1.5, in the case of any Limited Condition Acquisition, at the option of the Borrower, this Section 9.6(ii)(2) may be deemed satisfied so long as no Potential Default or Event of Default exists on the date the definitive agreements for such Limited Condition Acquisition are entered into; and

(3)  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, shall be located in the United States and the Person acquired (if applicable) shall be organized under the laws of any State of the United States; provided that the Borrower or any its Subsidiaries shall be permitted to consummate Permitted Acquisitions that do not satisfy the requirements of this clause (3) in an aggregate amount of up to the greater of $30,000,000 and 1.50% of Consolidated Net Tangible Assets;

(iii)the Borrower or any of its Subsidiaries may acquire by purchase, lease or otherwise all or substantially all of the assets or equity interests of a Securitization Subsidiary; and

(iv)any Subsidiary of the Borrower that holds only de minimis assets and is not conducting any material business may dissolve or otherwise wind up its affairs.

9.7Dispositions of Assets or Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, license, lease, abandon, securitize or enter into a securitization transaction, or otherwise transfer or dispose of (collectively, to "Dispose"; and "Disposition" shall have a correlative meaning), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(i)(A) transactions involving the sale of inventory in the ordinary course of business, (B) any Disposition of assets in the ordinary course of business which are no longer necessary or required in the conduct of any Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (C) any sale of accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that, in the case of this clause (C), (x) at the time of any such sale, no Event of Default shall exist or shall result from such sale, (y) such sale shall be for fair market value and (z) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (C) shall consist solely of cash, (D) any lease, sublease or non-exclusive license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Administrative Agent’s first priority security interest (subject only to Permitted Liens) in and to the assets of the Loan Parties (other than Excluded Property) that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties (other than Excluded Property) that constitute ABL Priority Collateral, and (E) transfers of condemned property as a result of the exercise of "eminent domain" or other similar policies to the respective Official Body or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(ii)(x) any Disposition of assets by the Borrower or any Subsidiary of the Borrower which is a Guarantor to any other Loan Party, (y) any Disposition of assets by any Non-Guarantor Subsidiary to any Loan Party or (z) any Disposition of assets by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(iii)any Disposition of property by the Borrower or any of its Subsidiaries of assets with a fair market value (as reasonably determined by the Borrower in good faith) of less than $5,000,000;

(iv)any Disposition (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing;

(v)(x) any Disposition where the fair market value (as reasonably determined by the Borrower in good faith) of the assets subject thereto, when aggregated with the fair market value of all other assets subject to Dispositions made within the same fiscal year are less than $50,000,000; provided that (A) at the time of any such Disposition, no Event of Default shall exist or shall result from such Disposition and (B) the Net Cash Proceeds for all such Dispositions are applied as a mandatory prepayment of the Loans in accordance with, and to the extent required under, the provisions of Section 5.3; plus (y) any other Disposition of assets; provided that (in the case of this clause (y) only): (A) at the time of any such Disposition, no Event of Default shall exist or shall result from such disposition, (B) such Disposition shall be for fair market value (as determined by the Borrower in good faith), (C) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (v) shall consist of cash in an amount that is not less than 75% of such consideration; provided, however, for purposes of this clause (C), the following will be deemed to be cash: (1) any reclamation and other liabilities arising under applicable Permits, applicable workers’ compensation acts and the federal black lung laws and other liabilities associated with the applicable employees, in each case that are assumed by the transferee with respect to the applicable sale, transfer or lease pursuant to a customary assumption or similar agreement, (2) any letters of credit with respect to the reimbursement of which the Borrower or its Subsidiaries are obligated, to the extent such letters of credit relate to the assets or business subject to such sale, transfer or lease and are cancelled no later than 60 days following such sale, transfer or lease and for which the transferee with respect to the applicable sale, transfer or lease has guaranteed or indemnified the reimbursement of any drawing thereunder on customary terms and (3) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition (provided that (x) the aggregate fair market value of such Designated Non-Cash Consideration, as reasonably determined by the Borrower in good faith, taken together with the fair market value at the time of receipt of all other Designated Non-Cash Consideration received pursuant to this clause (3) minus (y) the amount of Net Cash Proceeds previously realized in cash from prior Designated Non-Cash Consideration shall not exceed $75,000,000) and (D) the Net Cash Proceeds for all such Dispositions are applied as a mandatory prepayment of the Loans in accordance with, and to the extent required under, the provisions of Section 5.3;

(vi)any Disposition of assets as part of an Investment which is either (x) an Investment in a Permitted Joint Venture which is permitted by Section 9.9 or (y) an Investment permitted by Section 9.3;

(vii)any transactions otherwise permitted by Section 9.6 or Section 9.4; and

(viii)those Dispositions set forth on Schedule 9.7.

9.8Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of the Borrower involving an aggregate consideration in excess of $5,000,000 unless (1) such transaction is not otherwise prohibited by this Agreement and (2) such transaction is either (a) entered into upon fair and reasonable arm’s-length terms and conditions or (b) would be entered into by a prudent Person in the position of the Borrower or such Subsidiary; provided, however that this Section 9.8 shall not prohibit (i) the consummation of the Transactions, (ii) any dividend, distribution or Investment which is not otherwise prohibited by this Agreement, (iii) any transaction described on Schedule 9.8 (including any modification, extension or renewal thereof on terms no less favorable to the parties thereto than the terms of such transaction as described on such Schedule) which is not otherwise prohibited by this Agreement, (iv) any transaction provided for in, or in connection with, a Permitted Receivables Financing, (v) any transaction between or among Loan Parties and (vi) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law.

9.9Subsidiaries, Partnerships and Joint Ventures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Non-Guarantor Subsidiaries (including any Securitization Subsidiary which is the subject of clause (iii) below), (ii) any Significant Subsidiary which has complied with Section 9.5, and (iii) any Securitization Subsidiary whose equity interests are pledged to the Administrative Agent for the benefit of the Secured Parties (pursuant to the Pledge Agreement).

Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a joint venturer or hold a joint venture interest in any joint venture except that the Loan Parties may make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (F) or to the extent otherwise permitted under Section 9.3:

(A)the Permitted Joint Venture is either a corporation, limited liability company, trust, or a limited partnership or another form of an entity or arrangement that permits the Borrower and its Subsidiaries to limit their liability, as a matter of Law, for the obligations of the Permitted Joint Venture;

(B)the Investment is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investments, or (z) of the type described in clauses (iii) or (v) of the definition of Investments and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;

(C)other than the amount of an Investment permitted under clause (B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investments, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Debt or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;

(D)the Total Net Leverage Ratio shall be no more than 1.50:1.00 after giving pro forma effect to the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the Investment for which consolidated financial statements of the Borrower are available (provided that, for the avoidance of doubt, any Consolidated EBITDA of such Permitted Joint Venture shall not be included in such calculation of the Total Net Leverage Ratio); and

(E)to the extent that the equity interests owned, directly or indirectly, by the Borrower in such Permitted Joint Venture constitutes Excluded Property, such equity interests shall be held by a JV Holding Company and the equity interest of such JV Holding Company shall constitute Collateral; and

(F)no Potential Default or Event of Default shall exist immediately prior to and immediately after giving effect to such Investment in a Permitted Joint Venture.

9.10Continuation of or Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business or is a reasonable extension thereof.
9.11Fiscal Year.  Change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change in its accounting treatment or reporting practices (except as required by GAAP) that would be materially disadvantageous to the Lenders.
9.12Sale and Leaseback Transactions .  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (such transaction, a "Sale and Leaseback Transaction"); provided that the foregoing shall not prohibit any such Sale and Leaseback Transaction in which such lease, to the extent constituting Debt, is permitted to be incurred under Section 9.1 and in which the leased property is permitted to be Disposed of by Section 9.7.
9.13Changes in Organizational Documents and Loan Party Information.  (i) The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation or limited liability company agreement if such change would be materially adverse to the Lenders as determined by the Borrower in good faith (provided that any amendment of any provision in the limited liability company agreement, operating agreement or partnership agreement of any Loan Party that permits a pledgee of such Loan Party’s limited liability, membership or partnership interests (or such pledgee’s designee or any purchaser of such interests) to be substituted for the member or partner under such agreement upon the exercise of such pledgee's rights with respect to its collateral shall be deemed to be materially adverse to the Lenders).
9.14Transactions With Respect to the Bonding Subsidiaries.  Except as otherwise expressly permitted under this Agreement, the Borrower shall not permit any Bonding Subsidiary to (x) own any assets other than a leasehold interest, as lessee, in a coal lease where the lessor is a Person that is not an Affiliate of the Borrower and cash and Permitted Investments necessary to assure either the lessor of such leasehold interest of the performance of all obligations by such Bonding Subsidiary thereunder or to assure the provider of surety bonds described in the following clause (y) that such Bonding Subsidiary is able to perform its obligations to such provider under the described surety bonds; and (y) incur any Debt or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) except those to the lessor of the coal lease owned by such Bonding Subsidiary and those in favor of the provider of the surety bonds which provide payment assurances to such lessor under the coal lease owned by such Bonding Subsidiary related to the cost of acquiring such leasehold interest, the bonus bid and royalty payments thereunder and the costs and expenses incidental to such lease; provided, however that in lieu of any surety bond such Bonding Subsidiary may request that the Borrower obtain a letter of credit on behalf of such Bonding Subsidiary and such Bonding Subsidiary may incur reimbursement obligations in connection therewith.

9.15Maximum Total Leverage Ratio.  Permit at any time the Total Net Leverage Ratio calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed 2.00 to 1.00.
9.16Minimum Interest Coverage Ratio.  Permit the ratio of Consolidated EBITDA to Consolidated Interest Expense of the Borrower and its Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 3.50 to 1.00.
9.17Minimum Liquidity.  The Borrower shall not at any time permit Liquidity to be less than $100,000,000.
9.18No Restriction in Agreements on Dividends or Certain Loans.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement (i) which prohibits or restricts, in any manner the payment of dividends by any of its Subsidiaries (whether in cash, securities, property or otherwise), or (ii) which prohibits or restricts in any manner the making of any loan to the Borrower by any of its Subsidiaries or payment of any Debt or other obligation owed to any Loan Party, other than, in each case, (A) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing, (B) restrictions imposed by any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances), (C) restrictions in effect under any Contractual Obligation outstanding on the Closing Date and set forth on Schedule 9.18, and (D) restrictions pursuant to any Contractual Obligation described in clauses (a) through (l) of Section 9.2.
9.19Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws.  Each Loan Party shall not and, for as long as any Lender has any outstanding Commitment or Loans hereunder, such Loan Party shall not permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Loan Party in connection with this Agreement, nor such Loan Party’s Subsidiaries to: (a) become a Sanctioned Person; (b) directly or knowingly indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner violates Anti-Corruption Laws, Anti-Money Laundering, or Sanctions (including the Administrative Agent, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.  The Borrower shall not and, for as long as any Lender has any outstanding Commitment or Loans hereunder, the Borrower shall not permit its Subsidiaries to become a Person identified on any List of Parties of Concern maintained by the U.S. Department of Commerce.

Article 10
DEFAULT
10.1Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)Payments Under Loan Documents.  The Borrower shall fail to pay (i) any principal of (or premium with respect to) any Loan (including scheduled installments, mandatory prepayments, or the payment due at maturity) when due hereunder or (ii) any interest on any Loan or any fee owing hereunder or under other Loan Document within three (3) Business Days after such interest or fee becomes due in accordance with the terms hereof or thereof.
(b)Breach of Warranty.  Any representation or warranty made at any time by the Borrower herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished.
(c)Breach of Negative Covenants or Certain Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1 (solely with respect to the Borrower’s legal existence), Article 9, or Section 8.16(c).
(d)Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of the occurrence thereof or (y) the date upon which the Borrower has received written notice of such default from the Administrative Agent.
(e)Defaults in Other Agreements or Debt; Bonding Matters.
(i)A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any Debt under which any Loan Party or a Subsidiary of any Loan Party may be obligated as a borrower, guarantor, counterparty or other party in excess of $50,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any indebtedness or other obligation when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes (or with the giving of notice would permit or cause) the acceleration of any indebtedness or other obligation or the termination of any commitment to lend in amount in excess of $50,000,000.
(ii)One or more surety, reclamation or similar bonds securing obligations of the Borrower or any Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $50,000,000 or more shall be actually terminated, suspended or revoked prior to the full and complete satisfaction or discharge of such obligations by the Borrower or any Subsidiary of the Borrower and not replaced within 30 days of such termination, suspension or revocation; provided that the Borrower or any Subsidiary of the Borrower shall be permitted to replace such surety bonds with self-bonding obligations to the extent permitted by any Person to which satisfaction of the obligations secured by such bonds are owed prior to full satisfaction of the obligations secured by such bonds.
(f)Judgments or Orders.  Any judgments or orders (including with respect to any Environmental Health and Safety Claims and Environmental Health and Safety Order) (x) for the payment of money in excess of $50,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises or (y) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change shall be entered against any Loan Party, which judgment, in either case, is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry; provided, however, that any such judgment or order under subclause (x) of this clause (f) shall not be an Event of Default under this Section (f) if and for so long as the amount of such judgment or order in excess of $50,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof (and such insurer has been notified of the potential claim and does not dispute coverage).
(g)Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms), or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a portion of the Collateral that is not de minimis;
(h)Uninsured Losses; Proceedings Against Assets.  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $50,000,000 (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $50,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
(i)Events Relating to Plans and Benefit Arrangements.  Any of the following occurs, in each case, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Change: (i) any Reportable Event, which could reasonably be expected to constitute grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the Borrower or any member of the ERISA Group shall fail to make any contributions when due, after the expiration of any applicable grace period, to a Plan or a Multiemployer Plan; or (v) the Borrower or any member of the ERISA Group is assessed Withdrawal Liability with respect to a Multiemployer Plan;
(j)Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 50% or more of the voting capital stock of the Borrower or (ii) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of the Borrower on the first day of such period, (2) were nominated for election by the Borrower, or (3) were approved for appointment by the Board shall cease to constitute a majority of the board of directors of the Borrower, provided that the appointment of any directors of the Borrower pursuant to the Plan of Reorganization shall not result in an Event of Default (a "Change of Control");
(k)Involuntary Proceedings.  An Insolvency Proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Loan Party or Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;
(l)Voluntary Proceedings.  Any Loan Party or Material Subsidiary of a Loan Party shall commence a voluntary Insolvency Proceeding or other case under any applicable Debtor Relief Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

10.2Consequences of Event of Default.
(a)Events of Default Other than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default shall occur and be continuing, the Administrative Agent, as the case may be, may, and upon the request of the Required Lenders, shall, by written notice to the Borrower, take one or more of the following actions: (i) declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders hereunder and under the other Loan Documents to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (ii) exercise rights and remedies in respect of the Collateral in accordance with Section 8 of the Security Agreement and/or the comparable provisions of any other Collateral Document.
(b)Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 10.1(k) or 10.1(l) shall occur, the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders under the Loan Documents shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.
(c)Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates which has agreed in writing to be bound by the provisions of Section 5.5 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Debt.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(d)Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing and if the Administrative Agent shall have accelerated the maturity of the Term Loans pursuant to any of the foregoing provisions of this Section 10.2, then the Administrative Agent may, to the extent permitted by Law, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or the Lenders; and

(e)Application of Proceeds.  From and after the date on which the Administrative Agent, as the case may be, has taken any action pursuant to this Section 10.2 and until the Facility Termination Date, any and all proceeds received by the Administrative Agent from the sale or other disposition of the Collateral, or any part thereof, or the exercise of any remedy by Administrative Agent or any Lender from the exercise of any remedy by Administrative Agent or any Lender shall be applied as follows:
(i)first, to pay the Administrative Agent for all costs, expenses, indemnities and disbursements, including reasonable attorneys’ fees and legal expenses, incurred by the Administrative Agent in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
(ii)second, to pay in full all other Obligations (including fees, indemnities, charges and disbursements of counsels to the Administrative Agent) owing to the Administrative Agent in its capacity as such;
(iii)third, to pay in full all Obligations consisting of interest (including interest or other amounts that accrue or become due during the pendency of any proceeding under Debtor Relief Laws or that would have accrued or become due under the terms of the Loan Documents but for the effect of any such proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and scheduled periodic payments then due under Secured Hedge Agreements (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);
(iv)fourth, to pay in full all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Term Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto and any other Obligations in respect of Secured Hedge Agreements (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);
(v)fifth, to the payment in full of all other Obligations (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

(vi)sixth, to the Borrower, its successors and assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the ABL Intercreditor Agreement (if any).
(f)Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, Administrative Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. Administrative Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to Administrative Agent and the Lenders under the Loan Documents or applicable Law.
(g)Notice of Sale.  Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Administrative Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower and each other Loan Party.
Article 11
THE ADMINISTRATIVE AGENT
11.1Appointment and Authority.  Each of the Lenders hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 11.6 and Section 11.11)  are solely for the benefit of the Administrative Agent, the, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
11.2Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications; Amendments or Waivers] and 10.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the

validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 [Conditions of Lending] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.4Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders with the consent of the Borrower (if required as provided above), appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a

Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties to secure the Obligations, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders (with the Borrower’s consent, if applicable) appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 11 and Section 12.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
11.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing.  Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

11.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
11.9[Reserved].
11.10Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3 [Expenses; Indemnity; Damage Waiver].

11.11Collateral, Guaranty and Intercreditor Matters.
(a)Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,
(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (w) upon the Facility Termination Date, (x) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (y) Collateral that is or becomes Excluded Property (or any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document).  or (z) subject to Section 12.1 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;
(ii)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder; and
(iii)to release any Guarantor from its obligations under this Agreement and the Guaranty Agreement if such Person becomes a Non-Guarantor Subsidiary or ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and the Guaranty Agreement pursuant to this Section 11.11.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.8 [Successors and Assigns]) hereby authorizes and directs the Administrative Agent to enter into (x) the Existing ABL Intercreditor Agreement, the Existing Pari Passu Intercreditor Agreement and any other ABL Intercreditor Agreement reasonably acceptable to the Administrative Agent  (each, an "Applicable Intercreditor Agreement") and (y) any agreement required in connection with any Permitted Receivables Financing reasonably acceptable to the Administrative Agent (each, a "Receivables Consent Agreement"), in each case, on behalf of such Lender in order to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Applicable Intercreditor Agreement or Receivables Consent Agreement.  In addition, PNC or any such successors shall be authorized, without the consent of any Lender, to execute or to enter into amendments, supplements, joinders, amendments and restatements and notices in connection with any Applicable Intercreditor Agreement or Receivables Consent Agreement, in each case, in order to (x) with respect to any Applicable Intercreditor Agreement, effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens senior to (solely in the case of ABL Priority Collateral), junior to, or pari passu with, the Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Debt secured by such Liens senior to (solely in the case of ABL Priority Collateral), junior to or pari passu with the Obligations, including as contemplated by Section 9.2 [Liens; Negative Pledge] and (y) with respect to any Receivables Consent Agreement, provide for certain obligations and limitations in connection with the pledge of equity interests of any Securitization Subsidiary under the Pledge Agreement.
11.12No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), Anti-Money Laundering Laws or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11.13Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products.  Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.2(e) [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

11.14ERISA Matters
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Arrangements with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the

Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.15Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, or Secured Party, or any Person who has received funds on behalf of a Lender, or Secured Party (any such Lender, Secured Party or other recipient, a "Payment Recipient") that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, or Secured Party, or any Person who has received funds on behalf of a Lender, or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).
(c)Each Lender, or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender r and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof)

acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the "Erroneous Payment Subrogation Rights").
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Article 12
MISCELLANEOUS
12.1Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
(a)Increase of Commitment.  Increase the amount of the Term Loan Commitment of any Lender hereunder without the consent of such Lender;
(b)Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Term Loan Maturity Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));
(c)Release of Collateral or Guarantor.  Except for sales of assets permitted by Section 9.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders); or
(d)Miscellaneous.  Amend Section 5.4 [Pro Rata Treatment of Lenders], Section 11.3 [Exculpatory Provisions], Section 5.5 [Sharing of Payments by Lenders], Section 10.2(e) [Application of Proceeds] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, may be made without the written consent of the Administrative Agent, provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through (d) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.11 [Replacement of a Lender].  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term Loan Facility with respect to the portion thereof with a Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Term Loan Commitment, or (ii) any assignment by any Lender of some or all of its Term Loan Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

12.2No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
12.3Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties during the continuance of an Event of Default.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented fees and expenses of a single firm of counsel (plus, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel of another firm of counsel for all similarly situated Indemnitees, plus, to the extent reasonably necessary, one local counsel to all similarly affected Indemnitees in each applicable jurisdiction and any special counsel)) in all cases arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.
(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity.
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 12.3(a) [Costs and Expenses] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)Payments.  All amounts due under this Section 12.3 shall be payable not later than ten (10) days after demand therefor.
(f)Survival.  Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
12.4Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans under the Term Loan Facility shall be due on the Business Day preceding the Term Loan Maturity Date if the Term Loan Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
12.5Notices; Effectiveness; Electronic Communication
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)if to the Borrower or any other Loan Party, to its address as set forth in Schedule 1.1(B);
(ii)if to the Administrative Agent, to PNC Bank, National Association, to its address as set forth in Schedule 1.1(B);
(iii)if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 3 [Term Loans] if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.
12.6Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
12.7Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Article 5 [Payments; Taxes; Yield Maintenance] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.
12.8Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, in the case of the Term Loan of such assigning Lender, unless the Administrative Agent otherwise consents and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:
(1)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof; and
(2)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except, solely with respect to Term Loans, as permitted by paragraph (f) of this Section or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Effectiveness; Release.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1(a) [Increase of Commitment], 12.1(b) [Extension of Payment, Etc.], or 12.1(c) [Release of Collateral or Guarantor] that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.9 [Taxes] and 5.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) [Status of

Lenders] (it being understood that the documentation required under Section 5.9(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.11 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.11 [Replacement of a Lender] with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.2(c) [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 [Sharing of Payments by Lenders] as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
(g)Arrangers/Bookrunners.  Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or

Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.
12.9Confidentiality.
(a)General.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless prohibited by applicable law or court order, the disclosing party agrees to make reasonable efforts to provide the Borrower with notice of any such request to the extent practical (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by a governmental agency); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Documents relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)Sharing Information With Affiliates of the Lenders.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a) [General].
12.10Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments.  Except as provided in Article 7 [Conditions Of Lending], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution.  The words "execution," "signed," "signature," and words of like import in any Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
12.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)Governing Law and Submission to Jurisdiction.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.  The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5 [Notices; Effectiveness; Electronic Communication].  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(d)WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12Acknowledgement of Mutual Negotiations and Intercreditor Agreements.
(a)This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
(b)Notwithstanding anything to the contrary contained herein, the Administrative Agent and each Lender hereby acknowledges that the Liens and security interests securing the obligations evidenced by the Collateral Documents, the exercise of any right or remedy by such Administrative thereunder or with respect thereto, and certain rights of the parties thereto are subject to the provisions of any Applicable Intercreditor Agreement that has been entered into by the Administrative Agent pursuant to the terms hereof.  In the event of any conflict between the terms of any such Applicable Intercreditor Agreement and the Collateral Documents, the terms of such Applicable Intercreditor Agreement shall govern and control.
12.13Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.
12.14USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

12.15Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.15, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following:  (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12

C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:ARCH RESOURCES, INC., a Delaware corporation

By: /s/ Matthew C. GiljumName: Matthew C. GiljumTitle: Senior Vice President, Chief Financial Officer and Treasuer

GUARANTORS

ACI TERMINAL, LLC, ALLEGHENY LAND LLC, ARCH COAL GROUP, LLC, ARCH COAL OPERATIONS LLC, ARCH COAL SALES COMPANY, INC., ARCH COAL WEST, LLC, ARCH ENERGY RESOURCES, LLC, ARCH LAND LLC, ARCH OF WYOMING, LLC, ARCH RECLAMATION SERVICES LLC, ARCH WESTERN ACQUISITION CORPORATION, ARCH WESTERN ACQUISITION, LLC, ARCH WESTERN BITUMINOUS GROUP, LLC, ARCH WESTERN RESOURCES, LLC, ARK LAND LLC, ARK LAND KH LLC, ARK LAND LT LLC, ARK LAND WR LLC, ASHLAND TERMINAL, INC., BRONCO MINING COMPANY LLC, CATENARY COAL HOLDINGS LLC, COALQUEST DEVELOPMENT LLC, HAWTHORNE COAL COMPANY LLC, HUNTER RIDGE COAL LLC, HUNTER RIDGE HOLDINGS, INC., HUNTER RIDGE LLC, ICG BECKLEY, LLC, ICG EAST KENTUCKY, LLC, ICG EASTERN LAND, LLC, ICG EASTERN, LLC, ICG NATURAL RESOURCES, LLC, ICG TYGART VALLEY, LLC, ICG, LLC, INTERNATIONAL ENERGY GROUP, LLC, JULIANA MINING COMPANY LLC, KING KNOB COAL CO. LLC, MAIDSVILLE LANDING TERMINAL, LLC (formerly known as SIMBA GROUP LLC), MARINE COAL SALES LLC, MEADOW COAL HOLDINGS, LLC, MELROSE COAL COMPANY LLC, MINGO LOGAN COAL LLC, MOUTNAIN COAL COMPANY, L.L.C., MOUNTAIN GEM LAND LLC, MOUNTAIN MINING LLC, MOUNTAINEER LAND LLC, OTTER CREEK COAL, LLC, PATRIOT MINING COMPANY LLC, PRAIRIE HOLDINGS, INC., SHELBY RUN MINING COMPANY, LLC, THUNDER BASIN COAL COMPANY, L.L.C., TRITON COAL COMPANY, LLC, UPHSUR PROEPRTY LLC, VINDEX ENERGY LLC, WESTERN ENERGY RESOURCES LLC, WHITE WOLF ENERGY LLC, WOLF RUN MINING LLC

By:/s/ Matthew C. Giljum
Name: Matthew C. Giljum
Title: Treasurer & Vice President

[Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, individually as Lender and as Administrative Agent

By: /s/ Kyle T. Helfrich
Name: Kyle T. Helfrich
Title: Senior Vice President

[Term Loan Credit Agreement]